Exhibit 2.1

Execution Version

Purchase and Sale Agreement

Dated January 30, 2018,

By And Between

OneEnergy Partners Operating, LLC

as Seller,

And

Lilis Energy, Inc.

as Buyer

i

4.06	SEC Documents; Financial Statements	40
4.07	Internal Controls; Listing Exchange	40
4.08	Reserve Reports	41
4.09	Absence of Certain Changes	41
4.10	Knowledgeable Investor	42
4.11	Qualification	42
4.12	Investment Company	42
4.13	Brokers	42
4.14	Financial Ability	42
4.15	Securities Laws	42
4.16	Due Diligence	43
4.17	Basis of Buyer’s Decision	43
4.18	Business Use, Bargaining Position	43
4.19	Bankruptcy	43
4.20	Buyer Operated Assets	44

ARTICLE 5 COVENANTS OF SELLER		44

5.01	Access and Investigation	44
5.02	Operation of the Assets	45
5.03	Insurance	46
5.04	Omitted.	46
5.05	Amendment to Schedules	46
5.06	Successor Operator	47

ARTICLE 6 OTHER COVENANTS		47

6.01	Conduct of Buyer	47
6.02	Notification and Cure	47
6.03	Satisfaction of Conditions	48
6.04	Replacement of Insurance, Bonds, Letters of Credit, and Guaranties	48
6.05	Governmental Reviews	48
6.06	Lock-Up Agreement	49
6.07	Share Legend.	49
6.08	Shelf Registration and Related Matters	50
6.09	Financial Cooperation	59
6.10	Insurance	60

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		60

7.01	Accuracy of Representations	60
7.02	Seller’s Performance	60
7.03	No Proceedings	60
7.04	No Orders	61
7.05	Necessary Consents and Approvals	61
7.06	Closing Deliverables	61

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		61

8.01	Accuracy of Representations	61
8.02	Buyer’s Performance	61
8.03	No Proceedings	61
8.04	No Orders	61
8.05	Necessary Consents and Approvals	62
8.06	Closing Deliverables	62
8.07	Qualifications	62
8.08	Listing	62

ARTICLE 9 TERMINATION		62

9.01	Termination Events	62
9.02	Effect of Termination; Distribution of the Deposit Amount	63
9.03	Return of Records Upon Termination	64

ARTICLE 10 INDEMNIFICATION; REMEDIES		65

10.01	Survival	65
10.02	Indemnification and Payment of Damages by Seller	65
10.03	Indemnification and Payment of Damages by Buyer	66
10.04	Indemnity Net of Insurance	67
10.05	Limitations on Liability	67
10.06	Seller Parent Guarantee	67
10.07	Procedure for Indemnification--Third Party Claims	70
10.08	Procedure for Indemnification – Other Claims	71
10.09	Indemnification of Group Members	71
10.10	Extent of Representations and Warranties	72
10.11	Compliance With Express Negligence Test	72
10.12	Limitations of Liability	73
10.13	No Duplication	73
10.14	Disclaimer of Application of Anti-Indemnity Statutes	73
10.15	Waiver of Right to Rescission	73

ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS		73

11.01	General Disclaimer	73
11.02	Title Examination and Access	74
11.03	Preferential Purchase Rights	74
11.04	Consents	75
11.05	Title Defects	75
11.06	Title Defect Value	76
11.07	Seller’s Exclusion, Cure or Contest of Title Defects	77
11.08	Limitations on Adjustments for Title Defects	79
11.09	Title Benefits	79
11.10	Buyer’s Environmental Assessment	80
11.11	Environmental Defect Notice	81
11.12	Seller’s Exclusion, Cure or Contest of Environmental Defects	81

11.13	Limitations	82
11.14	Exclusive Remedies	83
11.15	Casualty Loss and Condemnation	83
11.16	Expert Proceedings	83
11.17	Tag-Along Right	85

ARTICLE 12 GENERAL PROVISIONS		85

12.01	Records	85
12.02	Expenses	85
12.03	Notices	87
12.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver	89
12.05	Further Assurances	89
12.06	Waiver	90
12.07	Entire Agreement and Modification	90
12.08	Assignments, Successors, and No Third Party Rights	90
12.09	Severability	91
12.10	Article and Section Headings, Construction	91
12.11	Counterparts	91
12.12	Press Release	91
12.13	Name Change	92
12.14	Preparation of Agreement	92
12.15	Appendices, Exhibits and Schedules	92
12.16	Confidentiality	92
12.17	No Recourse	93

EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Easements and Surface Interests
Exhibit B	Wells
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E	Form of Escrow Agreement
Exhibit F	Excluded Assets
Exhibit G	Target Formations

Schedule I	Certain Contested Matters
Schedule II	Certain Title Defects
Schedule 2.07	Form of Tax Allocation
Schedule 3.02(b)	No Conflict
Schedule 3.04	Taxes
Schedule 3.05	Litigation
Schedule 3.07	Compliance with Legal Requirements
Schedule 3.09	Imbalances
Schedule 3.10	Material Contracts
Schedule 3.12	Consents and Preferential Purchase Rights
Schedule 3.13	Permits
Schedule 3.14	Current Commitments
Schedule 3.15	Environmental Laws
Schedule 3.16	Wells
Schedule 3.18	Suspended Funds
Schedule 3.20	Insurance
Schedule 5.02	Authorized Seller Pre-Closing Actions
Schedule 6.01	Authorized Buyer Pre-Closing Actions

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of January 30, 2018 (the “Execution Date”), by and between OneEnergy Partners Operating, LLC (“Seller”), and Lilis Energy, Inc. a Nevada corporation, (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“Adjusted Cash Purchase Price” – as defined in Section 2.05(c).

“Adjusted Stock Purchase Price” – as defined in Section 2.05(c).

“AFE” – as defined in Section 3.13.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Exchange Act. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – an amount equal to three percent (3%) of the unadjusted Purchase Price.

“Aggregate Environmental Defect Value” – as defined in Section 11.13.

“Aggregate Title Defect Value” – as defined in Section 11.08.

“Allocated Values” – the dollar values set forth for each Lease on Exhibit A and for each Well on Exhibit B.

“Applicable Contracts” – all Contracts to which Seller is a party or is bound that relate to any of the Assets and (in each case) that will be binding on Buyer after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements relating to the Excluded Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” – all of Seller’s right, title, and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a)           all of the oil and gas leases and subleases described on Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby, (such right, title and interest in such leases and subleases, the “Leases”), all related rights and interests in the lands covered by such Leases and any lands pooled or unitized therewith (such lands, the “Lands”), and all Royalties applicable to the Leases and the Lands;

(b)           any and all oil, gas, water, CO2 and disposal wells (including evaporation pits related thereto) located on any of the Lands (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(c)           all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(d)           to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets, including those described on Exhibit A-1;

(e)           all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Assets that is used primarily in connection therewith, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(f)          to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

(g)           all Imbalances relating to the Assets;

(h)           the Suspense Funds;

(i)            the Specified Receivables;

(j)            originals (if available, and otherwise copies) and copies (in digital form if available) of all of the books, files, records, information and data, whether written or electronically stored, to the extent relating to the Assets in Seller’s possession or control, including: (i) land and title records (including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records; (v) facility and well records; (vi) records relating to Asset Taxes; and (vii) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), geological and seismic data (excluding interpretive data) (collectively, “Records”);

(k)           all Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time; and

(l)           all radio equipment, SCADA and measurement technology, and other production related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use solely in connection with the operation of the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided that Seller shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), and (iii) located on the Property (the “Production Related IT Equipment”).

(m)           To the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned by Seller, as part of the Excluded Assets, and by Buyer, as part of the Assets.

“Assignment” – the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit D.

“Assumed Liabilities” – as defined in Section 2.06.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iii) or Section 2.04(b)(iv) of this Agreement shall be deemed to have occurred if there is or has been as of the operative time any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer Common Stock” – the common stock, par value $0.0001, of Buyer.

“Buyer Financial Statements” – as defined in Section 4.06.

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Buyer Material Adverse Effect” – any change, circumstance, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or could be reasonably expected to have, individually or in the aggregate with any other event or events, with or without notice, lapse of time, or both, a material adverse effect on (a) the ownership, operation or financial condition of the assets of Buyer or its subsidiaries, taken as a whole or (b) the ability of Buyer to consummate the Contemplated Transactions; provided, however, that the term “Buyer Material Adverse Effect” shall not include material adverse effects resulting from (i) the announcement of the Contemplated Transactions; (ii) changes in Hydrocarbon prices; (iii) any action or omission of Buyer taken in accordance with the terms of this Agreement or with the prior consent of Seller; (iv) any effect resulting from general changes in industry, economic or political conditions in the United States or internationally or any change in financial or securities markets or the economy in general; (v) any failure to meet internal or Third Party projections or forecasts or revenue, earnings or reserve forecasts (provided, that this clause (v) shall not prevent a determination that any effect underlying such failure to meet projections or forecasts or revenue, earnings or reserve predictions has resulted in a Buyer Material Adverse Effect), (vi) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (vii) acts of God, including hurricanes and storms; (viii) any reclassification or recalculation of reserves in the ordinary course of business; (ix) natural declines in well performance; (x) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; or (xi) matters as to which an adjustment is provided for under Section 2.05(c).

“Buyer Operated Assets” – Assets operated by Buyer or its Affiliate.

“Buyer Reserve Engineer” – as defined in Section 4.08.

“Buyer Reserve Report” – as defined in Section 4.08.

“Buyer SEC Documents” – as defined in Section 4.06.

“Buyer Securities” – as defined in Section 6.08(c)(iv)(A).

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Cash Purchase Price” – as defined in Section 2.02.

“Casualty Loss” – as defined in Section 11.15.

“Closing” – the closing of the Contemplated Transactions.

“Closing Date” – as defined in Section 2.03.

“Closing Payment” – an amount in cash equal to the Adjusted Cash Purchase Price as set forth in the Preliminary Settlement Statement.

“Closing Stock Amount” – the Adjusted Stock Purchase Price as set forth in the Preliminary Settlement Statement.

“Code” – the Internal Revenue Code of 1986, as amended, and any successor statute.

“Commission” – the Securities and Exchange Commission.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is completed in accordance with the Lowest Cost Response.

“Confidentiality Agreement” – that certain Confidentiality Agreement dated as of January 16, 2017 by and between OneEnergy Partners, LLC and Buyer.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)           the sale of the Assets by Seller to Buyer;

(b)           the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c)           Buyer’s acquisition, ownership, and exercise of control over the Assets.

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure” – as defined in Section 11.07.

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.

“De Minimis Environmental Defect Cost” – Fifty Thousand Dollars ($50,000).

“De Minimis Title Defect Cost” – Fifty Thousand Dollars ($50,000).

“Defect Notice Date” – as defined in Section 11.05.

“Defensible Title” – title of Seller with respect to the Leases and Wells that, as of the Defect Notice Date and the Closing Date and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:

(a)           with respect to the applicable Target Formation set forth in Exhibit A for each Lease or the currently producing formation set forth in Exhibit B for each Well (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit A or Exhibit B, as applicable), entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit A or Exhibit B, as applicable, for such Target Formation or producing formation, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Effective Time and in accordance with the terms of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners, after the Effective Time, elected not to consent, (iii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units in accordance with this Agreement, and (iv) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries;

(b)           with respect to the applicable Target Formation set forth in Exhibit A for each Lease or the currently producing formation set forth in Exhibit B for each Well (in each case, subject to any reservations, limitations or depth restrictions described Exhibit A or Exhibit B, as applicable), obligates Seller to bear not more than the Working Interest set forth in Exhibit A or Exhibit B, as applicable, for such applicable Target Formation or producing formation, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest;

(c)           with respect to the applicable Target Formation set forth in Exhibit A for each Lease, entitles Seller to not less than the Net Acres set forth on Exhibit A for such Target Formation; and

(d)           is free and clear of all Encumbrances.

“Deposit Amount” – an amount in cash equal to five percent (5%) of the unadjusted Purchase Price (including any interest accrued thereon).

“Dispute Notice” – as defined in Section 2.05(d).

“Disputed Matter” – as defined in Section 11.16(a).

“DTPA” – as defined in Section 4.19.

“Effective Time” – October 1, 2017, at 12:01 a.m. local time at the location of the Assets.

“Encumbrance” – any lien, mortgage, deed of trust, option, pledge, collateral assignment or other security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Environmental Condition” – any event occurring or condition existing with respect to the Assets that causes an Asset currently to be subject to remediation under, or in violation of, an Environmental Law.

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 11.10 of this Agreement.

“Environmental Defect Notice” – as defined in Section 11.11.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – any applicable Legal Requirement relating to pollution or the protection of the environment or, as related to exposure to or potential death or injury by Hazardous Materials, human health and safety, including, without limitation, (a) those Legal Requirements relating to the protection of the ambient air, surface water, groundwater, land surface, soil, subsurface strata, or plant or animal species and (b) those Legal Requirements relating to the presence of, exposure to, or storage, handling, use, release, discharge, reclamation, remediation, generation, processing, treatment, transportation, disposal, or other management of Hazardous Materials. The term “Environmental Law” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body.

“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations, and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to environmental matters associated with the Assets or the ownership or operation of the same.

“Escrow Account” – means an account with the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” – JPMorgan Chase Bank, N.A.

“Escrow Agreement” – means an Escrow Agreement by and among Buyer, Seller and the Escrow Agent in substantially the form of Exhibit E.

“Escrow Shares” – the shares of Buyer Common Stock delivered to the Escrow Agent at Closing pursuant to Section 11.07(a), Section 11.07(b) and Section 11.12(b)

“Exchange Act” – the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” – with respect to Seller, (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than proceeds attributable to Hydrocarbons described in item (k) of the definition of “Assets”, the Suspense Funds, and Specified Receivables); (c) except to the extent related to any Assumed Liabilities, all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities, subject to Section 11.15, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time and Hydrocarbons described in item (k) of the definition of “Assets”; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes paid by Seller or its Affiliates, or (iii) any Taxes attributable to the Excluded Assets; (g) all information technology assets, other than the Production Related IT Equipment, including all desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, or computer software and radio and telephone equipment, SCADA and measurement technology, smartphones, tablets and other mobility devices (such as MiFi and SCADA controllers), well communication devices, and any other information technology systems; (h) except to the extent related to any Assumed Liabilities, all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to Closing; (i) except for the Production Related IT Equipment, all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments of Seller that are protected by an attorney-client privilege or any attorney work product doctrine; (k) all data or records that cannot be disclosed to Buyer as a result of confidentiality or licensing arrangements under existing agreements with Third Parties; (l) all audit rights or obligations of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any offices, office leases and any personal property located in or on such offices or office leases; (o) any fee simple surface estate; (p) any fee mineral interests, and any right to production revenues associated therewith; (q) a copy of all Records; (r) any Contracts that constitute master services agreements or similar contracts or Contracts with any broker or financial advisor or other advisor related to the transactions contemplated by this Agreement; (s) any Hedge Contracts; (t) any debt instruments; (u) any of Seller’s assets other than the Assets; (v) any documents, instruments or records to the extent pertaining to the Excluded Assets; (w) all of Seller’s right, title and interest in and to the oil and gas leases and subleases described on Exhibit A insofar, and only insofar, as such leases and subleases cover lands described on Exhibit F; and (x) any other leases, rights and other assets specifically listed on Exhibit F.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 11.16(b).

“Expert Decision” – as defined in Section 11.16(d).

“Expert Proceeding Notice” – as defined in Section 11.16(a).

“Final Amount” – as defined in Section 2.05(d).

“Final Lock-Up Expiration Date” – as defined in Section 6.06.

“Final Settlement Date” – as defined in Section 2.05(d).

“Final Settlement Statement” – as defined in Section 2.05(d).

“Financial Information” as defined in Section 12.16.

“Fundamental Representations” – those representations set forth in Sections 3.01, 3.02, 3.03 and 3.06.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, tribe, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, tribal, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

“Guaranteed Obligations” – as defined in Section 10.06(a).

“Guaranty Period” – as defined in Section 10.06(a).

“Hazardous Materials” – any chemical, constituent, material, pollutant, contaminant, waste, or other substance that, by reason of its actual or potential adverse effects upon health or the environment, is regulated by any Governmental Body under any Environmental Law, or forms the basis of liability under any Environmental Law.

“Hedge Contract” – any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holder” – any record holder of Registrable Securities.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Income Taxes” – income or franchise Taxes based upon, measured by, or calculated with respect to gross or net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if gross or net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated).

“Indemnified Party” – as defined in Section 6.08(e)(iii).

“Indemnifying Party” – as defined in Section 6.08(e)(iii).

“Independent Accountant” – as defined in Section 2.05(d).

“Individual Claim Threshold” – as defined in Section 10.05.

“Initial Lock-Up Expiration Date” – as defined in Section 6.06.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter , or should have been aware of such fact or other matter after a reasonable inquiry and investigation into the fact or matter in question; provided that such inquiry and investigation shall not require more than a review of the applicable Party’s records and an inquiry of the applicable Party’s personnel, contractors or agents primarily responsible for the matter in question. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following officers of Seller has Knowledge of such fact or other matter: Leo Slootsky, David Ramsden-Wood, Brandon White or Jeff Lierly. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Brennan Short, Seth Blackwell, Ronald Ormand, James Linville or Joseph Daches.

“Lands” – as set forth in the definition of “Assets”.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, tribal, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

“Losses” – as defined in Section 6.08(e)(i).

“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect on the date this Agreement is executed that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (a) costs and expenses that would not have been required under Environmental Laws to address an Environmental Condition as it exists on the Closing Date; (b) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM if any such materials are not currently in a condition that violates Environmental Law; (c) the costs of Buyer’s or any of its Affiliate’s employees; (d) expenses for matters that are costs of doing business in the ordinary course and not in response to an existing unresolved violation of Environmental Laws; (e) overhead costs of Buyer or its Affiliates; (f) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles permitted under applicable Environmental Laws; or (g) any costs or expenses relating to any non-current obligations to plug, abandon, or decommission wells located on or comprising the Assets.

“Majority Holders” – at any time, the Holder or Holders of a majority of the Registrable Securities at such time.

“Managing Underwriter” – with respect to any Piggyback Underwritten Offering, the lead book-running manager(s) of such Piggyback Underwritten Offering.

“Material Contracts” – as defined in Section 3.10.

“Maximum Number of Shares” – as defined in Section 6.08(c)(iv).

“Net Acre” means, as computed separately with respect to each Lease, (a) the gross number of mineral acres in the lands covered by such Lease; multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in such lands (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in such lands) as to the Target Formation; multiplied by (c) Seller’s undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; provided that if the items in (b) or (c) vary as to different tracts covered by that Lease, a separate calculation shall be done for each such tract. The Net Acres with respect to each Lease are set forth on Exhibit A.

“Net Revenue Interest” – with respect to any Lease or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease or Well (in each case, limited to the Target Formation for such Lease or currently producing formation for such Well as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit A (for any Lease) or Exhibit B (for any Well)), after satisfaction of all other Royalties.

“NORM” – naturally occurring radioactive material.

“NYSE” – NYSE American.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Other Securities” – as defined in Section 6.08(c)(iv)(A).

“Outside Date” – as defined in Section 9.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Party Affiliate” is defined in Section 12.17.

“Permits” – all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, orders, authorizations, franchises and related instruments or rights solely relating to the ownership, operation or use of the Assets.

“Permitted Encumbrance” – any of the following:

(a)            the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not (i) interfere with the operation or use of any of the Assets (as currently operated and used) or the future development thereof for production of oil and gas using horizontal pad drilling; (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Well; (iii) obligate Seller to bear a Working Interest with respect to any Lease or Well in any amount greater than the Working Interest set forth in Exhibit A for such Lease or Exhibit B for such Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth in Exhibit A or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest); or (iv) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres set forth on Exhibit A; provided, however, that any drilling obligations included in Leases or any Applicable Contract will be considered Permitted Encumbrances so long as Seller is not in breach of such obligations;

(b)            any Preferential Purchase Rights and Consents;

(c)            rights of reassignment arising upon final intention to abandon or release the Assets, to the extent the same are not triggered before Closing;

(d)            liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller and are set forth on Schedule I, provided that such contest does not involve any substantial danger of the sale, forfeiture or loss of any of the Assets;

(e)            all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(f)            all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not impair the use of such property for the purposes for which it is currently owned and operated or the future development thereof for production of oil and gas using horizontal pad drilling; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

(g)            rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not impair the use or operation of the Assets as currently used and operated, or the future development thereof for production of oil and gas using horizontal pad drilling, and does not (i) operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Well; (ii) obligate Seller to bear a Working Interest with respect to any Lease or Well in any amount greater than the Working Interest set forth in Exhibit A for such Lease or Exhibit B for such Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth in Exhibit A or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest); or (iii) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres set forth on Exhibit A;

(h)           easements, servitudes, permits, rights-of-way, surface leases, and other similar rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not impair the operation or use of the Assets as currently operated and used or the future development thereof for production of oil and gas using horizontal pad drilling;

(i)            vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property, which in each case are (A) in respect of obligations which are not yet due or (B) which are being contested in good faith by appropriate proceedings by or on behalf of Seller and are set forth on Schedule I;

(j)            Encumbrances created in the ordinary course of business under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller and are set forth on Schedule I;

(k)           any Encumbrance affecting the Assets that is discharged by Seller or waived by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(l)            Royalties if the net cumulative effect of such burdens (i) does not materially interfere with the operation or use of any of the Assets (as currently operated and used); (ii) does not reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Well; (iii) does not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit A for such Lease or Exhibit B for such Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth in Exhibit A or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest); or (iv) does not reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres set forth on Exhibit A;

(m)          defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence that such matter results in another Person’s actual and superior claim of title; (iii) consisting of the failure to recite marital status in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by the applicable statute(s) of limitations or prescription; (vi) arising out of lack of entity authorization unless Buyer provides affirmative evidence that such entity action was not authorized and results in another Person’s actual and superior claim of title; (vii) resulting from or related to probate proceedings or the lack thereof that have been outstanding for ten (10) years or more; (viii) resulting from unreleased instruments (including leases covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect; or (ix) that have been cured by prescription or limitations.

(n)           Imbalances;

(o)           plugging and surface restoration obligations, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);

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(p)           calls on Hydrocarbon production under existing Contracts;

(q)           mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription;

(r)            zoning and planning ordinances and municipal regulations;

(s)           defects based solely on the lack of information, including lack of information in Seller’s files (including title opinions), the lack of Third Party records, and/or the unavailability of information from Governmental Bodies, if in each case such information is otherwise in Buyer’s possession or is a matter of public record;

(t)            the matters set forth on Schedule 3.05;

(u)           any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision; and

(v)           all other defects and irregularities affecting the Assets, other than Encumbrances, that (a) individually or in the aggregate are not such as to detract from the value of or materially interfere with the current operation or use of the Assets, or the future development thereof for production of oil and gas using horizontal pad drilling, and (b) (i) do not reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Well; (ii) do not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit A for such Lease or Exhibit B for such Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth in Exhibit A or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest); or (iii) do not reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres set forth on Exhibit A.

“Permitted Transferee” – (a) with respect to Seller, Seller Parent, (b) with respect to Seller Parent, any of the members of Seller Parent, including Carnelian OneEnergy Holdings, LLC (“Carnelian Holdings”), (c) with respect to Carnelian Holdings, any of the members of Carnelian Holdings, including Carnelian Energy Capital, L.P. (“Carnelian Capital”), (d) with respect to Carnelian Capital, any of the partners of Carnelian Capital, and (e) with respect to any Person, (i) any Affiliate of such Person or (ii) in the case of a natural person, any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such Person or Relatives of such Person.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

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“Personal Property” – as set forth in the definition of “Assets”.

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under current ASTM International Standard Practices for Environmental Site Assessments (for example, Designation E1527-13 or Designation EE2247-16).

“Piggybacking Holder” – as defined in Section 6.08(c)(ii).

“Piggyback Underwritten Offering” – as defined in Section 6.08(c)(ii).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preferred Shares” – 100,000 shares of Buyer’s Series C 9.75% Convertible Participating Preferred Stock issued or issuable pursuant to the Securities Purchase Agreement.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.05(b), based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Primary Shelf Registration Statement” – a registration statement under the Securities Act, other than an automatic shelf registration statement (as defined in Rule 405 under the Securities Act), registering shares of Buyer Common Stock (and, if applicable, any other securities of Buyer) for sale by Buyer from time as permitted by Rule 415 under the Securities Act in an Underwritten Offering (and, if applicable, any other method of distribution).

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Production Related IT Equipment” – as set forth in the definition of “Assets”.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including utilities, costs of insurance, rentals, title examination and curative actions, and overhead costs to the extent chargeable under the applicable joint operating agreement) and capital expenditures (including rentals, options and other lease maintenance payments but excluding broker fees and other property acquisition costs incurred in acquiring the Leases), respectively, payable to Third Parties and incurred in the ordinary course of business attributable to the use, operation, and ownership of the Assets, but excluding costs and Damages attributable to (a) personal injury or death, property damage, torts, breach of contract, or violation of any Legal Requirement, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (c) Environmental Liabilities, (d) obligations with respect to Imbalances, (e) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (f) Asset Taxes, (g) costs to cure or address Environmental Defects and Title Defects asserted by Buyer hereunder, and (h) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise.

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“Protected Information” – as defined in Section 12.16.

“Purchase Price” – as defined in Section 2.02.

“Records” – as set forth in the definition of “Assets”.

“Registrable Securities” – (a) the shares of Buyer Common Stock comprising the Stock Purchase Price and (b) any securities issued or issuable with respect to such shares of Buyer Common Stock by way of dividend or distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) the Shelf Registration Statement or any other registration statement under the Securities Act covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been disposed of pursuant to the Shelf Registration Statement or such other registration statement, (ii) such Registrable Security has been disposed of pursuant to any section of Rule 144 under the Securities Act (or any similar rule then in effect), (iii) such Registrable Security is held by Buyer or one of its subsidiaries, (iv) such Registrable Security has been sold or disposed of in a transaction in which the Transferor’s rights under Section 6.08 are not assigned to the Transferee pursuant to Section 6.08(e), or (v) such Registrable Security becomes eligible for resale without restriction and without volume limitations or the need for current public information pursuant to any section of Rule 144 under the Securities Act (or any similar rule then in effect); and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not be a Registrable Security.

“Registrable Securities Amount” – the applicable number of Registrable Securities multiplied by the last reported sale price of the Buyer Common Stock on the primary exchange on which it is then traded on the trading day immediately preceding the date of determination.

“Registration Expenses” – all expenses, other than Selling Expenses, incident to Buyer’s performance under or compliance with Section 6.08, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for Buyer, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., and fees of transfer agents and registrars.

“Relative” – with respect to any natural person: (a) such natural person’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of a natural person described in clause (b) of this definition.

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“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder, or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned automatically or at the holder’s election. For the avoidance of doubt, “Required Consent” does not include any Consent, which, by its terms, cannot be unreasonably withheld unless such Consent is covered by clause (b)(i), (b)(ii) or b(iii) above.

“Required Effectiveness Period” – the period commencing on the date the Shelf Registration Statement becomes effective and ending on the earlier of (a) such time as all of the Registrable Securities have ceased to be Registrable Securities and (b) the third anniversary of the Closing Date (subject to extension pursuant to Section 6.08(a)(viii)).

“Retained Assets” – any rights, titles, interests, assets, and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

“Retained Liabilities” – Damages, liabilities and obligations arising out of (a) the disposal, arrangement for disposal, or transportation prior to Closing of any Hazardous Materials generated or used by or on behalf of Seller and taken from the Assets (other than Buyer Operated Assets) to any location that is not an Asset; (b) personal injury (including death) or third party property damage claims (other than property damage claims asserting violations of or liabilities under Environmental Law) attributable to Seller’s or its Affiliate’s operation of the Assets prior to the Effective Time; (c) failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Legal Requirement, all Royalties and any other Working Interest amounts (in each case) with respect to the Assets that are due by Seller or any of its Affiliates and attributable to Seller’s ownership of the Assets prior to the Effective Time, except to the extent Buyer or an Affiliate of Buyer, as the operator of the applicable Asset, was making, or had agreed or was otherwise obligated to make, such payments on behalf of Seller; (d) any Proceedings set forth on Schedule 3.05; (e) Seller’s or its Affiliates’ employee benefit plans applicable to any employees of Seller or its Affiliates and Seller’s responsibilities under the Employee Retirement Income Security Act of 1974, as amended, applicable to such employees, (f) any claim made by any current or former employee of Seller or any Affiliate of Seller directly relating to such employment or the termination thereof; (g) any and all Seller Taxes; (h) Damages, liabilities and obligations arising in favor of Third Parties to the extent attributable to the gross negligence or willful misconduct of any member of the Seller Group and related to or arising out of the ownership or operation of the Assets; and (i) any fines or penalties imposed or assessed on or against Seller by any Governmental Body related to or arising out of the ownership or operation of the Assets prior to the Closing; provided that, from and after the date that is twenty-four (24) months following the Closing Date, all Damages, liabilities and obligations arising out of clause (c) shall no longer be Retained Liabilities and shall be deemed Assumed Liabilities.

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“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Securities Act” – the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” – that certain Securities Purchase Agreement dated as of January 30, 2018 by and between Buyer and the Purchasers named therein.

“Seller” – as defined in the preamble to this Agreement.

“Seller Closing Documents” – as defined in Section 3.02(a).

“Seller Group” – Seller and its Affiliates, and their respective Representatives.

“Seller Parent” – OneEnergy Partners, LLC, a Delaware limited liability company.

“Seller Taxes” – (a) Income Taxes imposed by any applicable laws on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 12.02(b) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 2.03, Section 2.05(c) or Section 2.05(d), as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 12.02(b)), (c) Seller’s share of Transfer Taxes pursuant to Section 12.02(b), and (d) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets.

“Selling Expenses” – all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, and (c) fees and expenses of counsel engaged by any Holder (subject to Section 6.08(e)).

“Selling Holder” – a Holder selling Registrable Securities pursuant to the Shelf Registration Statement or a Piggyback Underwritten Offering.

“Share Price” – (a) the volume weighted average share price of shares of Buyer Common Stock on the NYSE (as reported by Bloomberg L.P. under the function “VWAP”) for the twenty (20) consecutive trading Business Days ending on and including the first (1st) trading Business Day preceding the Closing Date multiplied by (b) 1.05; provided, that in no event shall the Share Price be (i) less than $4.25 or (ii) greater than $5.25, in each case, subject to appropriate adjustment in the event of any splits, combinations, dividends, recapitalizations, reorganizations or reclassifications or similar event with respect to Buyer Common Stock, or any transaction in which shares of Buyer Common Stock are converted into other securities or cash, in each case, occurring after the Execution Date and prior to the Closing.

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“Shelf Registration Statement” – as defined in Section 6.08(a)(i).

“Specified Receivables” – accounts receivable owed to Seller as operator of any Wells to satisfy previous overpayments by Seller to Third Parties, and the right to recoup same out of such Third Party’s share of proceeds of production in respect of such Wells.

“Stock Purchase Price” – as defined in Section 2.02.

“Straddle Period” – any tax period beginning before and ending after the Effective Time.

“Subject Transaction” – as defined in Section 10.06(h).

“Subsidiaries” – (i) Seller, (ii) OneEnergy Partners Management, LLC, a Delaware limited liability company, (iii) Encanto Minerals, LLC, a Delaware limited liability company, and (iv) Tierra Royalties, LLC, a Delaware limited liability company.

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Seller as the operator of such Wells.

“Suspension Period” – as defined in Section 6.08(a)(viii).

“Target Formation” – as set forth in Exhibit G.

“Tax” or “Taxes” – any and all (i) federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental (including taxes under Section 59A of the Code), registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto, and (ii) any obligations to indemnify or otherwise assume or succeed to any such liabilities described in clause (i) of any other Person, pursuant to a Contract, as a transferee or successor, under U.S. Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Legal Requirements or otherwise.

“Tax Allocation” – as defined in Section 2.07.

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

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“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Title Benefit” – as defined in Section 11.09.

“Title Benefit Properties” – as defined in Section 11.09.

“Title Benefit Value” – as defined in Section 11.09.

“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Leases or Wells, without duplication; provided that the following shall not be considered Title Defects:

(a)            defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records;

(b)            defects arising from any change in applicable Legal Requirement after the Execution Date;

(c)            defects that affect only which non-Seller Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment so long as such defects do not (i) operate to reduce the Net Revenue Interest of Seller with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B for such Well; (ii) obligate Seller to bear a Working Interest with respect to any Lease or Well in any amount greater than the Working Interest set forth in Exhibit A for such Lease or Exhibit B for such Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth in Exhibit A or Exhibit B, as applicable, in the same or greater proportion as any increase in such Working Interest); or (iii) reduce the Net Acres of Seller with respect to any Lease (or any tract thereof, if applicable) identified on Exhibit A to an amount less than the Net Acres set forth on Exhibit A; and

(d)            defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset.

Notwithstanding anything to the contrary contained in this Agreement, the matters set forth on Schedule II attached hereto shall be treated as an asserted Title Defect, without any further action needed from Buyer.

“Title Defect Cure Period” – as defined in Section 11.07(a).

“Title Defect Notice” – as defined in Section 11.05.

“Title Defect Property” – as defined in Section 11.05.

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“Title Defect Value” – as defined in Section 11.05.

“Transfer” – any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration, documentary, and similar Taxes (but excluding Income Taxes) and filing fees or expenses arising out of, or in connection with, the transfer of the Assets pursuant to this Agreement or the filing or recording of any assignments related to the transfer of the Assets pursuant to this Agreement.

“Uncured Portion” – as defined in Section 11.07(a)(ii)(A).

“Underwritten Offering” – an offering in which shares of Buyer Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” – with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to (a) an effective Primary Shelf Registration Statement in which Registrable Securities are included or (b) any other effective shelf registration statement in which Registrable Securities could be included and Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a registration statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“Units” – as set forth in the definition of “Assets”.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to any Lease or Well, the interest in and to such Lease or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well (in each case, limited to the Target Formation for such Lease or currently producing formation for such Well as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit A or Exhibit B, as applicable), but without regard to the effect of any Royalties or other burdens.

ARTICLE 2
SALE AND TRANSFER OF ASSETS; CLOSING

2.01           Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer (or shall cause to be sold and transferred) the Assets to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller.

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2.02           Purchase Price; Deposit.

(a)            Subject to any adjustments that may be made under Section 2.05, the purchase price for the Assets will be Seventy Million Dollars ($70,000,000) (the “Purchase Price”), which shall consist of (i) an amount in cash equal to Forty Million Dollars ($40,000,000) (the “Cash Purchase Price”) and (ii) a number of shares of Buyer Common Stock equal to (A) Thirty Million Dollars ($30,000,000) divided by (B) the Share Price, rounded up or down to the nearest whole number of shares (such resulting number of shares of Buyer Common Stock, the “Stock Purchase Price”).

(b)            Within one (1) Business Day after the execution of this Agreement, (i) Buyer and Seller shall execute and deliver the Escrow Agreement, and (ii) Buyer shall deposit by wire transfer in same day funds into the Escrow Account established pursuant to the terms of the Escrow Agreement an amount equal to the Deposit Amount. The Deposit Amount shall be held by the Escrow Agent, and if the Closing timely occurs, on or before the Closing Date, the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing, which Deposit Amount shall be applied as a credit toward the Closing Payment as provided in Section 2.05(a). If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith.

2.03           Closing; Preliminary Settlement Statement. The Closing shall take place at the offices of Locke Lord LLP at 600 Travis Street, Houston, Texas 77002 at 10:00 a.m. Central Time on March 15, 2018, or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived, within three (3) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 9 (the “Closing Date”). Subject to the provisions of Articles 7, 8, and 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”). As part of the Preliminary Settlement Statement, Buyer shall provide to Seller such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary Amount. Within two (2) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by Seller in accordance with this Section 2.03 absent manifest error, will be the Preliminary Amount to be paid by Buyer to Seller at the Closing, subject to further adjustment as provided for herein.

2.04        Closing Obligations. At the Closing:

(a)	Seller shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:

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(i)	the Assignment in the appropriate number for recording in the real property records where the Assets are located;

(ii)	possession of the Assets (except the Specified Receivables and the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 2.05(c)(i)(F) and Section 2.05(c)(ii)(E));

(iii)	a certificate executed by an officer of Seller, certifying on behalf of Seller that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(iv)	an executed certificate described in Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a “foreign person” within the meaning of the Code;

(v)	an executed counterpart of the Preliminary Settlement Statement;

(vi)	subject to Section 5.06, for each Well operated by Seller or its Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer as is necessary to designate Buyer as operator of such Wells;

(vii)	a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by Seller or its Affiliates affecting the Assets;

(viii)	an executed counterpart of a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing; and

(ix)	such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).

(b)	Buyer shall deliver (and execute, as appropriate) to Seller (or its designees, as applicable):

(i)	the Closing Payment (less the Deposit Amount) by wire transfer to the accounts specified by Seller in written notices given by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)	the number of shares of Buyer Common Stock equal to the Closing Stock Amount (less the number of Escrow Shares to be deposited with the Escrow Agent pursuant to Section 11.07(b) and 11.12(b));

(iii)	the Assignment in the appropriate number for recording in the real property records where the Assets are located;

(iv)	a certificate executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;

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(v)	an executed counterpart of the Preliminary Settlement Statement;

(vi)	subject to Section 5.06, for each Well operated by Seller or its Affiliate on the Closing Date, such regulatory documentation as is necessary to designate Buyer as operator of such Wells and the other Assets;

(vii)	evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.04(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own and operate the Assets;

(viii)	an executed counterpart of a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller at Closing; and

(ix)	such other documents as Seller or counsel for Seller may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).

2.05          Allocations and Adjustments. If the Closing occurs:

(a)	Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time (including Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time) and the proceeds thereof, and to all other income, proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Seller shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.

(b)	Without limiting the allocation of costs and receipts set forth in Section 2.05(a), for each Well operated by Seller or its Affiliate, (i) Seller or its Affiliate shall retain overhead charges and rates received in its capacity as “Operator” under any operating agreement or COPAS accounting procedure attributable to such Well, and (ii) Seller or its Affiliate shall be entitled to deduct and retain as overhead charges for such Well an amount equal to the overhead charges and rates that Seller or its Affiliate would be entitled to receive in its capacity as “Operator” under any operating agreement or COPAS accounting procedure applicable to such Well if Seller’s interest in such Well were owned by a Third Party rather than Seller. The charges and deductions under this Section 2.05(b) shall accrue from the Effective Time through the month in which transfer of operations occurs; provided however, that the overhead charges for the month in which transfer of operations occurs shall be prorated based upon the number of days in such month that Seller or its Affiliate operated such Wells (and for the number of days that the Well was in drilling or completion, or was in production, as applicable). For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.05, (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures which were conducted by Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Asset Taxes for 2017 shall be prorated in accordance with Section 12.02(b).

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(c)	The Purchase Price shall be, without duplication,

(i)	increased by the following amounts:

(A)	the aggregate amount of (i) proceeds received by the Buyer Group from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received with respect to the Assets for which Seller would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 12.02(b) but paid or economically borne by Seller (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Seller in connection with a transaction to which Section 2.05(c)(ii)(A) applies, and therefore were taken into account in determining the “proceeds received” by Seller for purposes of applying Section 2.05(c)(ii)(A) with respect to such transaction);

(C)	the aggregate amount of all non-reimbursed Property Costs that have been paid or otherwise incurred by Seller or any of its Affiliates that are attributable to the ownership and operation of the Assets after the Effective Time (including prepayments with respect to any period after the Effective Time);

(D)	the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;

(E)	to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value, computed based on the applicable contract price, of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time;

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(F)	the amount of all Specified Receivables attributable to any period prior to the Effective Time;

(G)	if applicable, the amount, if any, of Imbalances in favor of Seller, multiplied by $3.00 per Mcf, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time; and

(ii)	decreased by the following amounts:

(A)	the aggregate amount of (i) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received by Seller with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Seller pursuant to Section 12.02(b) but paid or economically borne by Buyer (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Buyer in connection with a transaction to which Section 2.05(c)(i)(A) applies, and therefore were taken into account in determining the “proceeds received” by Buyer for purposes of applying Section 2.05(c)(i)(A) with respect to such transaction);

(C)	the aggregate amount of all downward adjustments pursuant to Article 11;

(D)	the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) and paid by Buyer;

(E)	the amount of the Suspense Funds;

(F)	the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties; and

(G)	if applicable, the amount, if any, of Imbalances owing by Seller, multiplied by $3.00 per Mcf, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time.

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Notwithstanding anything to the contrary herein, all adjustments to the Purchase Price shall be made (i) first, to the Stock Purchase Price (the Stock Purchase Price, as adjusted, the “Adjusted Stock Purchase Price”), and (ii) only to the extent the Stock Purchase Price has been reduced to zero, thereafter, to the Cash Purchase Price (the Cash Purchase Price, as adjusted, the “Adjusted Cash Purchase Price”).

(d)            As soon as practicable after the Closing, but no later than one hundred (100) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred fifty (150) days after the Closing Date (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 11.16, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to the independent accounting firm of Weaver L.L.P. (the “Independent Accountant”) a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Seller, respectively, and the Independent Accountant shall finally determine such disputed item in accordance with the terms of this Agreement. The Independent Accountant shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Independent Accountant shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of the Independent Accountant shall be binding on the Parties, and the fees and expenses of the Independent Accountant shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. The Independent Accountant shall make its final determination promptly, and in any event no later than thirty (30) days following submission of such matters to the Independent Accountant. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Independent Accountant as set forth in this Section 2.05(d) shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.” If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to (i) the Preliminary Amount minus the Final Amount, in either case in cash by wire transfer of immediately available funds. Such payment shall be made within five (5) Business Days after the Final Settlement Date to the account specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

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2.06           Assumption. If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay, and discharge the following liabilities to the extent arising from, based upon, related to, or associated with the Assets, to the extent and only to the extent not constituting Retained Liabilities and subject to Seller’s indemnity obligations under Section 10.02 (further subject to the limitations and restrictions in Article 10) (collectively, the “Assumed Liabilities”): any and all Damages and obligations, known or unknown, allocable to the Assets prior to, at, or after the Effective Time, including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs which shall have been accounted for as provided under Section 2.05; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets, (c) for plugging, abandonment, decommissioning, and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of Defensible Title set forth in the Assignment, attributable to or resulting from lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made); (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 11, attributable to or resulting from all Environmental Liabilities relating to the Assets; (h) attributable to or resulting from Asset Taxes to the extent attributable to periods (or portions thereof) from and after the Effective Time (provided that Section 12.02(c) shall govern the actual payment of such Asset Taxes); (i) attributable to or resulting from Buyer’s share of Transfer Taxes pursuant to Section 12.02(b); and (j) attributable to the Leases and the Applicable Contracts. Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment, and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials, and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines, and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that all liability associated with the above matters as well as any responsibility and liability to decommission, plug, or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer effective as of the Effective Time and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials, or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; (vii) wells, materials, and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, Hazardous Materials, and other materials from the Assets. From and after the Closing, but effective as of the Effective Time, subject to Seller’s obligations under Section 10.02 (subject to the limitations and restrictions in Article 10 and Buyer’s rights and remedies set forth in Article 11), Buyer shall assume, with respect to the Assets, all responsibility and liability for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with all Legal Requirements and requirements of Governmental Bodies.

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2.07         Allocation of Purchase Price.

(a)	The Purchase Price shall be allocated among the Assets in accordance with the Allocated Values set forth in Exhibit A and Exhibit B hereto. Seller and Buyer agree to be bound by the Allocated Values set forth in Exhibit A and Exhibit B for purposes of Article 11 hereof.

(b)	Seller and Buyer shall use commercially reasonable efforts to agree, for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, to an allocation of the Purchase Price and any items that are treated as consideration for U.S. federal Income Tax purposes among the Assets in accordance with the asset classes set forth in Treasury Regulations Section 1.338-6, and to the extent permitted by law, such allocation shall be in a manner consistent with the Allocated Values, as set forth on Exhibit A and Exhibit B and in the form set forth on Schedule 2.07 (the “Tax Allocation”); provided, however, that if Seller and Buyer are unable to agree upon such allocation, then such allocation shall be determined by the independent accounting firm (the fees and expenses of which shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer). Once Buyer and Seller agree to such an allocation or such allocation is determined by the independent accounting firm, as applicable, Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Closing Date and in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price, including any adjustments pursuant to this Agreement to determine the Final Amount, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by any Legal Requirement after notice to and discussions with the other Parties, or with such other Party’s or Parties’ prior consent; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Execution Date and the Closing Date, the following (except as set forth in the Schedules attached hereto and delivered by Seller in connection with the execution and delivery of this Agreement, which Schedules shall be deemed to qualify and be part of the representations and warranties made hereunder):

3.01         Organization and Good Standing. Seller is a Delaware limited liability company, and is duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Seller is not a “foreign person” for purposes of Section 1445 of the Code.

3.02         Authority; No Conflict.

(a)	The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller and at the Closing, all instruments executed and delivered by Seller at or in connection with the Closing shall have been duly executed and delivered by Seller. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by Seller of the Assignment at the Closing, such Assignment shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by Seller of any other documents at the Closing (collectively with the Assignment, the “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Seller has the limited liability company power and authority to execute and deliver this Agreement and Seller Closing Documents and to perform its obligations under this Agreement and Seller Closing Documents.

(b)	Except as set forth in Schedule 3.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the board of directors, managers or officers of Seller;

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(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which Seller, or any of the Assets, may be subject;

(iii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

3.03         Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by Seller or, to Seller’s Knowledge, threatened against Seller.

3.04         Taxes. All Tax Returns required to be filed by Seller with respect to Asset Taxes have been timely filed and all such Tax Returns are correct and complete in all material respects. All Asset Taxes required to be paid by Seller that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such Asset Taxes. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes. There are no administrative or judicial proceedings by any taxing authority pending against Seller (or to Seller’s Knowledge threatened against Seller) relating to or in connection with any Asset Taxes. All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied in all material respects. None of the Assets is subject to any liens for Taxes (other than liens that are Permitted Encumbrances). Except as disclosed on Schedule 3.04, no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and with respect to any tax partnership disclosed on Schedule 3.04, such tax partnership has made an effective election under Section 754 of the Code.

3.05         Legal Proceedings.

(a)	Except as set forth in Schedule 3.05, there is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates that relates to Seller’s ownership or operation of any of the Assets.

(b)	At the Execution Date, there is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

3.06         Brokers. Neither Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of Seller and its Affiliates.

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3.07         Compliance with Legal Requirements. Except as set forth in Schedule 3.07, there is no material uncured violation by Seller of any Legal Requirements (other than Environmental Laws) with respect to Seller’s ownership or operation of the Assets (other than Buyer Operated Assets).

3.08         Prepayments. Except for any Imbalances, Seller has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any party of Hydrocarbons previously paid for and not yet delivered.

3.09         Imbalances. To Seller’s Knowledge, except as set forth in Schedule 3.09, there are no Imbalances with respect to Seller’s obligations relating to the Wells as of the Effective Time.

3.10         Material Contracts. Schedule 3.10 sets forth all Applicable Contracts with respect to Seller of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(a)	any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, or similar Applicable Contract that is not terminable without penalty on thirty (30) days’ or less notice;

(b)	any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller or revenues to Seller of more than One Hundred Thousand Dollars ($100,000) net to Seller’s interest during the current or any subsequent fiscal year or more than Two Hundred Thousand Dollars ($200,000) in the aggregate net to Seller’s interest over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(c)	any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;

(d)	any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, joint development agreement, participation agreement, joint operating agreement, farmin or farmout agreement or similar Contract where the primary obligation has not been completed prior to the Effective Time;

(e)	any Applicable Contract with any Affiliate of Seller;

(f)	any Applicable Contract which is a Contract to sell, lease or otherwise dispose of or encumber any interest in the Properties after the Effective Time;

(g)	any Applicable Contract providing for any call upon, option to purchase, or similar rights with respect to any of the Properties or to the production therefrom or the processing thereof, or containing a dedication of production or similar restriction;

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(h)	any Applicable Contract that constitutes a non-competition agreement or similar agreement that purports to restrict, limit, or prohibit the manner in which, or the locations at which, Seller conducts business; and

(i)	any Applicable Contract that is a water rights agreement, disposal agreement, and all other Applicable Contracts relating to the sourcing, transportation or disposal of water produced from, or used in connection with operations on, the Properties.

As of the Execution Date, the Material Contracts and all amendments, supplements, extensions, and other modifications thereto are in full force and effect, and true and complete copies of the same have been provided to Buyer. Except as set forth in Schedule 3.10, neither Seller, nor to the Knowledge of Seller, any other party is in default under any Material Contract, and to Seller’s Knowledge there is not any circumstance which constitutes a breach or default under any Material Contract, or with the passage of time or giving notice would constitute, a material breach or default under any Material Contract.

3.11         Leases; Continuous Development Obligations. As of the Execution Date, Seller has provided Buyer with true and complete copies of the Leases, together with any amendments, supplements, extensions or other modifications thereto. To Seller’s Knowledge, the Leases and Material Contracts contain all (a) drilling and continuous development obligations related to the Properties, and (b) terms, provisions, conditions or agreements related to any obligations of Seller to sell, assign, relinquish, forfeit, convey or otherwise transfer all or any portion of the Properties.

3.12         Consents and Preferential Purchase Rights. To Seller’s Knowledge, except as set forth in Schedule 3.12, none of the Assets is subject to any Preferential Purchase Rights or Consents required to be obtained by Seller which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, (b) Contracts that are terminable upon not greater than thirty (30) days’ notice without payment of any fee.

3.13         Permits. Except as set forth in Schedule 3.13, (a) with respect to Assets currently operated by Seller or any of its Affiliates, Seller or its Affiliate (as applicable) has acquired all Permits from appropriate Governmental Bodies to conduct operations on such Assets in compliance with all applicable Legal Requirements; (b) all such Permits are in full force and effect and no Proceeding is pending or threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) Seller is in compliance in all material respects with all such Permits.

3.14         Current Commitments. Schedule 3.14 sets forth, as of the Execution Date, all approved or outstanding authorizations for expenditures and other approved or outstanding capital commitments, individually equal to or greater than One Hundred Thousand Dollars ($100,000) (net to Seller’s interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

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3.15          Environmental Laws. Except as disclosed on Schedule 3.15, (a) there are no actions, suits or Proceedings pending, or to Seller’s Knowledge, threatened, before or by any Governmental Body with respect to the Assets (other than the Buyer Operated Assets) alleging material violations of, or material liabilities under, Environmental Laws, or claiming material remediation obligations; (b) Seller has received no notice from any Person asserting an unresolved claim for any alleged or actual violation or non-compliance with, or liability under, any Environmental Law or of non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Assets (other than violations arising during the period of Buyer’s operation of the Buyer Operated Assets) or the ownership or operation of any thereof; (c) to the extent that the same are still in effect and remain unresolved, Seller has not entered into (nor is a party, directly or as successor in interest, to) any agreements, orders, decrees or judgments of any Governmental Body, that are based on any Environmental Laws and that relate to the current or future use of any of the Properties; (d) to Seller’s Knowledge, there have been no releases of Hazardous Materials on, from, under, or to the Assets associated with Seller’s ownership or operation of the Assets (other than the Buyer Operated Assets) that could reasonably be expected to give rise to material Damages, including material obligations to remediate, under Environmental Law; and (e) Seller has provided or made available, or will make available, to Buyer all material Records and any other Records Buyer reasonably requests for the Assets (other than the Buyer Operated Assets) concerning environmental matters, including but not limited to environmental site assessments, environmental audits, sampling or other test results, oil and gas analyses (including such analyses used for air permitting), incident and spill reports, whether internal or as reported to a Governmental Body, and notifications to, filings with, and any other correspondence with a Governmental Body.

3.16         Wells. Except as disclosed on Schedule 3.16 (a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, and (b) there are no Wells operated by Seller or any of its Affiliates that, and as to Wells which are operated by Third Parties, to Seller’s Knowledge there are no such Wells that (i) Seller is currently obligated by applicable Legal Requirements or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body, (ii) Seller will be obligated by Legal Requirement or Applicable Contract to plug or abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities; or (iii) have been plugged and abandoned but have not been plugged in material compliance with all applicable Legal Requirements and requirements of each regulatory authority having jurisdiction over the Properties.

3.17         Payment of Expenses. To Seller’s Knowledge, all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets (other than Buyer Operated Assets), and all Asset Taxes) relating to the ownership or operation of the Assets (other than Buyer Operated Assets), and for which Seller has received a bill, invoice or other written request for payment have been, and are being paid (timely, and before the same become delinquent) by Seller, except such expenses and Asset Taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller.

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3.18         Lease Payments. Except for proceeds of production properly held in suspense and reported on Schedule 3.18, Seller (or, to Seller’s Knowledge, the applicable operator) has timely and properly paid all accrued bonuses, delay rentals, minimum royalties, lease payments and royalties due with respect to Seller’s interest in the Properties (except to the extent Buyer or an Affiliate of Buyer, as the applicable operator or otherwise, was making, or had agreed or was otherwise obligated to make, such payments on behalf of Seller), in each case in accordance with the terms of the Leases and applicable Legal Requirements.

3.19         Investment Intent; Accredited Investor. Seller (a) is an experienced and knowledgeable investor, (b) is able to bear the economic risks of the acquisition and ownership of the shares of Buyer Common Stock comprising the Stock Purchase Price, (c) is capable of evaluating (and has evaluated) the merits and risks of investing in such shares of Buyer Common Stock, (d) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act, (e) is acquiring such shares of Buyer Common Stock for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act or any state or other applicable securities laws, and (f) acknowledges and understands that such shares of Buyer Common Stock (i) have not been registered under the Securities Act or any state securities laws in reliance on exemptions from the registration requirements thereof and (ii) will, upon acquisition thereof by Seller, be characterized as “restricted securities” under federal and state securities laws and may not be Transferred or offered for sale except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable federal and state securities laws.

3.20         Insurance. Seller has made available to Buyer copies of all policies of insurance that are applicable to the Properties and are held by Seller, and such insurance policies are set forth on Schedule 3.20. Except as set forth on Schedule 3.20, (a) to Seller’s Knowledge, all such policies of insurance to which Seller is a party and which relate to the Properties are valid, outstanding, and enforceable, and will continue in full force and effect immediately prior to the Closing, and (b) Seller has paid all premiums due, and has otherwise materially performed all of its obligations, under each policy listed on Schedule 3.20. The term, maximum limits, deductibles and policyholder for each such policy of insurance is reflected on Schedule 3.20.

3.21         Disclosures with Multiple Applicability; Materiality. If any fact, condition, or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of this Article 3, a single disclosure of such fact, condition, or matter on Seller’s disclosure Schedules shall constitute disclosure with respect to all sections of this Article 3 to which such fact, condition, or other matter applies, regardless of the section of Seller’s disclosure Schedules in which such fact, condition, or other matter is described, but only to the extent that the relevance of such disclosed matter is reasonably apparent on the face of such Schedule. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a material adverse effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, the following:

4.01         Organization and Good Standing. Buyer has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Nevada. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect.

4.02         Authority; No Conflict.

(a)	This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by Buyer of the Assignment and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Buyer has the corporate power and authority to execute and deliver this Agreement and Buyer’s Closing Documents and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)	The execution and delivery of this Agreement by Buyer and the consummation or performance of any of the Contemplated Transactions by Buyer do not and will not (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, or (ii) contravene, conflict with, or result in a violation of any agreement to which Buyer is a party or any Legal Requirement or Order to which Buyer is subject.

(c)	Buyer is not and will not be required to give any notice to or obtain any Consent from any Person (including any vote of the stockholders of Buyer under applicable Legal Requirement, the rules or regulations of the NYSE or the Organizational Documents of Buyer) in connection with the execution and delivery of this Agreement by Buyer or the consummation or performance of any of the Contemplated Transactions by Buyer (including the issuance of Buyer Common Stock as part of the Stock Purchase Price hereunder), except (i) as required in connection with the listing of the shares of Buyer Common Stock comprising the Stock Purchase Price on the NYSE, (ii) as required by applicable securities laws and (iii) as required in connection with the performance by Buyer of its obligations under Section 6.08.

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4.03         Certain Proceedings. At the Execution Date, there is no Proceeding pending or, to Buyer’s Knowledge, threatened against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

4.04         Buyer Common Stock. The shares of Buyer Common Stock comprising the Stock Purchase Price have been duly authorized by Buyer and, when issued and delivered at the Closing in accordance with the terms of this Agreement, (a) will be validly issued, fully paid and non-assessable, (b) will be issued free and clear of any Encumbrances (excluding (i) any Encumbrances created by Seller and (ii) restrictions on transfer under applicable federal or state securities laws and the terms of this Agreement), and (c) will not be issued in violation of any preemptive or other rights to subscribe for or to purchase any shares of Buyer Common Stock.

4.05         Capitalization.

(a)	As of the Execution Date, the authorized capital of Buyer consist solely of (i) 150,000,000 shares of Buyer Common Stock, of which 53,376,764 shares are issued and outstanding as of the Execution Date, and (ii) 10,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding as of the Execution Date other than the Preferred Shares to the extent issued on the Execution Date.

(b)	All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued in accordance with the Organizational Documents of Buyer, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c)	As of the Execution Date, except (i) as disclosed in the Buyer SEC Documents filed or furnished prior to the Execution Date, (ii) as have been issued pursuant to equity incentive or similar plans of Buyer disclosed in such Buyer SEC Documents, and (iii) for the Securities Purchase Agreement and the Preferred Shares, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Buyer to issue or sell any equity interests of Buyer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Buyer, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)	As of the Execution Date, except as disclosed in the Buyer SEC Documents filed or furnished prior to the Execution Date, Buyer does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the holders of Buyer Common Stock on any matter.

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4.06         SEC Documents; Financial Statements.

(a)	Buyer has timely filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be so filed or furnished by it with the Commission since December 31, 2016 (collectively, the “Buyer SEC Documents”). The Buyer SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Buyer SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Buyer Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Buyer Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Buyer as of the dates and for the periods indicated therein.

(b)	None of Buyer or any of its wholly-owned subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Buyer or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations (i) (A) reflected or reserved against on the consolidated balance sheet of Buyer as of September 30, 2017 or (B) readily apparent in the notes thereto, in each case included in the Buyer SEC Documents, (ii) otherwise disclosed in the Buyer SEC Documents filed or furnished prior to the Execution Date, (iii) incurred in the ordinary course of business since September 30, 2017 or (iv) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.07         Internal Controls; Listing Exchange. Except as disclosed in the Buyer SEC Documents:

(a)	Buyer maintains and has maintained effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) or required by Rule 13a-15 under the Exchange Act. Since January 1, 2015, there have not been any material weaknesses in Buyer’s internal control over financial reporting or changes in its internal control over financial reporting which are reasonably likely to adversely affect Buyer’s internal control over financial reporting.

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(b)	Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports it files or submits to the Commission under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure.

(c)	Buyer has not been advised of (1) any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Buyer’s internal controls or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls, and there have been no changes in internal controls or in other factors that could materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(d)	There has been no failure on the part of Buyer or any of Buyer’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(e)	The Buyer Common Stock is listed on the NYSE, and Buyer has not received any notice of delisting. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Buyer has been issued, and no proceedings for such purpose are pending or, to Buyer’s Knowledge, contemplated or threatened.

4.08         Reserve Reports. Except for any matters that would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect and excluding title information, the factual, non-interpretative data provided by Buyer to Cawley, Gillispie & Associates, Inc. (“Buyer Reserve Engineer”) in connection with the preparation of its report dated as of January 12, 2017 (the “Buyer Reserve Report”) that was material to the estimates of Buyer Reserve Engineer of the proved oil and gas reserves set forth in the Buyer Reserve Report was, as of the time provided (or as modified or amended prior to the issuance of the Buyer Reserve Report), accurate in all material respects.

4.09         Absence of Certain Changes. Except as disclosed in the Buyer SEC Documents, since September 30, 2017, there has not occurred any Buyer Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

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4.10         Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and it has relied solely thereon and on the representations, warranties, covenants and agreements of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act, any applicable state blue sky laws, or any other applicable Legal Requirements.

4.11         Qualification. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act. Without limiting Section 6.03, Buyer or an Affiliate of Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way, and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and operate the Assets. Buyer or an Affiliate of Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer (or an Affiliate of Buyer) of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

4.12         Investment Company. None of Buyer or its subsidiaries is now, and after the issuance and sale of the Stock Purchase Price will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.13         Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

4.14         Financial Ability. Buyer has, or will have at Closing, sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the amounts due at the Closing, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform Buyer’s obligations under this Agreement and Buyer’s Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

4.15         Securities Laws. Buyer acknowledges that the offer and the sale of the Assets by Seller have not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

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4.16         Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, Buyer and its Representatives have (a) been permitted full and complete access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or Seller’s Representatives) concerning the Assets, (c) been afforded the opportunity to investigate the condition of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Buyer (whether by Seller or otherwise). Buyer hereby waives any claims arising out of any materials, documents, or other information provided or made available to Buyer (whether by Seller or otherwise), whether under this Agreement, at common law, by statute, or otherwise.

4.17         Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants, and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer has not relied and shall not rely on any statements by Seller or its Representatives (other than those representations, warranties, covenants, and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 9, Buyer is not entitled to cancel, terminate, or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.

4.18         Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices - Consumer Protection Act, V.C.T.A. BUS & COMM Ann. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement, and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 12.04. Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article 4.

4.19         Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

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4.20         Buyer Operated Assets. To Buyer’s Knowledge (but without any duty of investigation or inquiry by Buyer with respect to this representation), none of the Buyer Operated Assets are affected by an Environmental Condition that individually or after aggregation with all other Environmental Conditions affecting Buyer Operated Assets reasonably would be expected to result in Damages that exceed $50,000.

ARTICLE 5
COVENANTS OF SELLER

5.01         Access and Investigation.

(a)	Between the Execution Date and the Closing Date, to the extent doing so would not violate applicable Legal Requirements, Seller’s obligations to any Third Party or other restrictions on Seller, Seller shall afford Buyer and its Representatives access, by appointment only, during Seller’s regular hours of business to reasonably appropriate Seller’s personnel, any Seller-operated Assets, contracts, books and records, and other documents and data related to the Assets, except any such contracts, books and records, or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records, or other documents and data that are Excluded Assets (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of Third Party operators to give Buyer and its Representatives reasonable access to the Assets operated by a Third Party and to similar information with respect to Assets not operated by Seller or its Affiliates; provided that Seller shall not be required to make payments or undertake obligations in favor any Third parties in order to obtain such consent); provided that, except as expressly provided in this Agreement or in the Assignment, Seller makes no representation or warranty, and expressly disclaims all representations and warranties as to the accuracy or completeness of the documents, information, books, records, files, and other data that it may provide or disclose to Buyer.

(b)	Notwithstanding the provisions of Section 5.01(a), (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable Third Parties, and (ii) Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling on or at the Assets, including where a Third Party operator’s consent to access the Assets is required, unless prior, written consent is requested by Buyer and granted by Seller (which such consent may not be unreasonably withheld or delayed), or, for Assets not operated by Seller, granted by the Third Party operator (in which case Seller will use commercially reasonable efforts, but without the requirement to pay consideration, to secure such Third Party consent), but in all instances such access shall apply only with respect to Assets that are not Buyer Operated Assets. Buyer’s environmental review may include the review contemplated by a Phase I Environmental Site Assessment, and subject to the limitations on testing or sampling set forth above, an evaluation of compliance of the Assets with Environmental Laws, a review of environmental conditions affecting ownership or operation of the Assets, and any other review concerning environmental matters that Buyer deems necessary.

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(c)	Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and Seller’s Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

5.02         Operation of the Assets. Except (x) as set forth on Schedule 5.02 or for operations covered by the AFEs which were approved prior to the Execution Date, (y) as required by applicable Legal Requirements and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, between the Execution Date and the Closing, Seller shall use commercially reasonable efforts to operate its business with respect to its ownership and operation of the Assets in the ordinary course, and, without limiting the generality of the preceding, shall:

(a)	not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except as required under any Leases or Contracts, and except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(b)	not abandon any Asset (except the abandonment or termination of Leases in accordance with their terms, including with respect to leases not capable of producing in paying quantities after the expiration of their primary terms or for failure to pay delay rentals or shut-in royalties or similar types of lease maintenance payments, which shall, in each case, be at Seller’s sole discretion);

(c)	maintain all Permits required for ownership and operation of the Assets in full force and effect, including file with the appropriate Governmental Body any applications necessary for renewal of such Permits;

(d)	not commence, propose, or agree to participate in any single operation with respect to the Properties with an anticipated cost in excess of Eighty-Five Thousand Dollars ($85,000) net to Seller’s interest, provided, however, that Seller may agree to participate in any operation with respect to Properties which are proposed by Buyer regardless of the anticipated cost net to Seller’s interest with respect to any such operation;

(e)	not (i) execute any Applicable Contract that, if executed on or prior to the Execution Date, would have been a Material Contract, or (ii) terminate or materially amend or modify any Material Contract or Lease other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating, or processing of Hydrocarbons terminable without penalty on ninety (90) days’ or shorter notice;

(f)	not take, nor permit any of Seller’s Affiliates to take, directly or indirectly, any action to solicit, or negotiate, any offer from any Person concerning the direct or indirect acquisition of the Assets by any Person other than Buyer or its Affiliates, except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

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(g)	use commercially reasonable efforts to keep Buyer apprised of any drilling, re-drilling or completion operations with respect to the Assets; or

(h)	not enter into any agreement with respect to any of the foregoing.

Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interest owners or Third Party operators who are not Seller or an Affiliate of Seller shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 5.02. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 5.02 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.02. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 5.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned, or delayed, and shall be considered granted ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent unless Buyer notifies Seller to the contrary during such ten (10)-day period. Notwithstanding the foregoing provisions of this this Section 5.02, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter. Any matter approved (or deemed approved) by Buyer pursuant to this Section 5.02 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

5.03         Insurance. Seller shall maintain in force during the period from the Execution Date until the Closing, all of Seller’s insurance policies pertaining to the Assets in the amounts and with the coverages currently maintained by Seller.

5.04         Omitted.

5.05         Amendment to Schedules. Until the fifth (5th) Business Day before Closing, Seller shall have the right (but not the obligation) to supplement the Schedules relating to the representations and warranties set forth in Article 3 with respect to any matters arising or occurring, or with respect to representations and warranties qualified by Knowledge, discovered, subsequent to the Execution Date. Except to the extent such updates are a direct result of actions taken with Buyer’s consent pursuant to Section 5.02 (in each case, other than any unanticipated underlying event or result relating to Seller’s gross negligence or willful misconduct in connection with the performance of the activity for which such consent was granted), prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 7.01 or for determining any remedies available under this Agreement.

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5.06         Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or its Affiliates) as operator of those Assets or portions thereof that Seller (or its Affiliates) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets Seller or its Affiliate operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing.

ARTICLE 6
OTHER COVENANTS

6.01         Conduct of Buyer. Except (x) as set forth on Schedule 6.01, (y) as required by applicable Legal Requirements and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Seller, between the Execution Date and the Closing, Buyer shall use commercially reasonable efforts to operate its business with respect to its ownership and operation of the assets and business of Buyer and its subsidiaries in the ordinary course, and, without limiting the generality of the preceding, shall not (and shall not permit any of its subsidiaries to):

(a)	(i) repurchase or otherwise acquire any shares of Buyer Common Stock for less than fair market value (other than (A) the repurchase, redemption or other acquisition or retirement for value of any such capital stock held by any current or former director or employee of any Buyer or any of its subsidiaries pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan or (B) in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise); or (ii) declare, set aside or pay any dividend or other distribution payable in cash, shares of its capital stock, property, rights or otherwise with respect to any shares of Buyer Common Stock (other than dividends payable solely in the form of additional shares of Buyer Common Stock);

(b)	adopt any plan or agreement of complete or partial liquidation or dissolution of Buyer;

(c)	fail to notify Seller promptly of any occurrence or change constituting a Buyer Material Adverse Effect; or

(d)	agree or commit to do any of the foregoing.

6.02         Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing if Seller or Buyer, as applicable, obtain Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition; provided, however, a Party’s that failure to provide such notice of a Breach shall not: (a) waive, alter, or diminish the rights or remedies of such Party under Article 10, or (b) give rise to an obligation to indemnify the Party in Breach under Article 10. If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.01(c)), then such breach shall be considered not to have occurred for all purposes of this Agreement.

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6.03         Satisfaction of Conditions. Between the Execution Date and the Closing Date (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied; provided, however, that if Seller or Buyer, as applicable, is unable to satisfy such conditions after using such commercially reasonable efforts, such failure to satisfy shall not in and of itself constitute a Breach of this Agreement.

6.04         Replacement of Insurance, Bonds, Letters of Credit, and Guaranties.

(a)	The Parties understand that none of the insurance currently maintained by Seller or Seller’s Affiliates covering the Assets, nor any of the bonds, letters of credit, or guaranties, if any, posted by Seller or Seller’s Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit, and guaranties, and evidence of such other authorizations, qualifications, and approvals as may be necessary for Buyer to own and, with respect to Assets currently operated by Seller or its Affiliates, operate the Assets. Buyer shall use its reasonable best efforts to assist the Seller and its Affiliates in the cancellation and replacement of the bonds, letters of credit and guaranties posted by Seller or its Affiliates with respect to the Assets effective as of the Closing Date. Promptly following the Closing, Buyer shall obtain or cause to be obtained in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation, which shall in no event be required to exceed the coverage carried by Seller.

(b)	Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Seller shall reasonably assist Buyer with such filings.

6.05         Governmental Reviews. Seller and Buyer shall (and shall cause their respective

Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

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6.06         Lock-Up Agreement. Prior to the date that is 121 days after the Closing Date (the “Final Lock-Up Expiration Date”), without the prior written consent of Buyer, Seller shall not, directly or indirectly, Transfer all or any part of the shares of Buyer Common Stock comprising the Stock Purchase Price or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in Buyer pursuant thereto, other than a Transfer pursuant to any merger, consolidation or other business combination transaction of Buyer; provided, however, that the foregoing restrictions shall cease to apply to one-half of the shares of Buyer Common Stock comprising the Stock Purchase Price on the date that is 91 days after the Closing Date (the “Initial Lock-Up Expiration Date”).

6.07         Share Legend.

(a)	Each certificate or book-entry notation representing the shares of Buyer Common Stock comprising the Stock Purchase Price shall (unless otherwise permitted by the provisions of Section 6.07(b)) bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. IN ADDITION, PRIOR TO [INSERT APPLICABLE LOCK-UP EXPIRATION DATE], THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS OF [JANUARY 30], 2018 BY AND BETWEEN LILIS ENERGY, INC., ONEENERGY PARTNERS OPERATING, LLC AND ONEENERGY PARTNERS, LLC.

(b)	The legend contemplated by Section 6.07(a) shall be removed on or after the Initial or Final Lock-Up Expiration Date, as applicable, if (i) such shares of Buyer Common Stock are sold pursuant to an effective registration statement under the Securities Act, (ii) a registration statement covering the resale of such shares of Buyer Common Stock is effective under the Securities Act and the applicable holder of such shares of Buyer Common Stock delivers to Buyer a representation letter agreeing that such shares of Buyer Common Stock will be sold only under such effective registration statement, (iii) such shares of Buyer Common Stock are eligible for resale without restriction and without volume limitations or the need for current public information pursuant to any section of Rule 144 under the Securities Act (or any similar rule then in effect), or (iv) such shares of Buyer Common Stock are being disposed of pursuant to any section of Rule 144 under the Securities Act (or any similar rule then in effect); provided, that with respect to clause (iii) or (iv) above, the holder of such shares of Buyer Common Stock has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by Buyer to confirm that the legend may be removed under applicable securities law. Buyer shall cooperate with the applicable holder of Buyer Common Stock to effect removal of the legend on such shares pursuant to this Section 6.07(b) as soon as reasonably practicable after delivery of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). Buyer shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 6.07(b); provided, that the applicable holder shall be responsible for all legal fees and expenses of counsel incurred by such holder with respect to delivering any legal opinion required by Buyer.

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6.08         Shelf Registration and Related Matters.

(a)	Shelf Registration.

(i)	No later than 30 days after the later of (A) the Closing Date and (B) the date on which Buyer files with the Commission its Annual Report on Form 10-K for the year ended December 31, 2017, Buyer shall file with the Commission a registration statement (the “Shelf Registration Statement”) under the Securities Act to permit the public resale of all the Registrable Securities by the Holders from time to time as permitted by Rule 415 under the Securities Act and shall use commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof but in any event no later than 90 days after the later of the dates specified in clauses (A) and (B) of this sentence. Following the effective date of the Shelf Registration Statement, Buyer shall notify the Holders of the effectiveness of such Registration Statement.

(ii)	The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to Buyer, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities and shall contain a prospectus in such form as to permit any Holder to sell its Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to the Holders and requested by the Majority Holders; provided, however, that in no event shall Buyer be required to take any action not expressly contemplated herein to facilitate an underwritten offering of Registrable Securities pursuant to the Shelf Registration Statement. If the Shelf Registration Statement is on Form S-3, the Shelf Registration Statement may, in Buyer’s sole discretion, also be a Primary Shelf Registration Statement.

(iii)	Buyer shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available for the resale of all the Registrable Securities by the Holders, until the expiration of the Required Effectiveness Period.

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(iv)	When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

(v)	Buyer shall promptly notify each Selling Holder, at any time when a prospectus relating to Registrable Securities covered by the Shelf Registration Statement is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Holder promptly prepare and furnish to such Selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

(vi)	Each Holder agrees by acquisition of Registrable Securities that upon receipt of any notice from Buyer of the happening of any event of the kind described in Section 6.08(a)(v), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Shelf Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.08(a)(v) as filed with the Commission or until it is advised in writing by Buyer that the use of such Registration Statement may be resumed, and, if so directed by Buyer, will deliver to Buyer (at Buyer’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Buyer may provide appropriate stop orders to enforce the provisions of this Section 6.08(a)(vi).

(vii)	Notwithstanding any other provision of this Section 6.08, Buyer shall have no obligation to include Registrable Securities of a Holder in the Shelf Registration Statement if such Holder has failed to timely furnish such information that Buyer determines, after consultation with its counsel, is reasonably required in order for the Shelf Registration Statement or any prospectus supplement, as applicable, to comply with the Securities Act.

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(viii)	Notwithstanding any other provision of this Section 6.08, Buyer may (A) delay filing or effectiveness of the Shelf Registration Statement (or any amendment thereto) or (B) suspend the Holders’ use of any prospectus that is a part of the Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding Buyer) (in which event each such Holder shall immediately discontinue sales of Registrable Securities pursuant to the Shelf Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to 60 days, if Buyer’s Board of Directors determines in good faith (A) that such delay or suspension is in the best interest of Buyer and its stockholders because it would materially interfere with a pending transaction involving Buyer (including a pending securities offering by Buyer or any proposed financing, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving Buyer), (B) that, in the absence of such delay or suspension, Buyer would be unable to comply with applicable securities laws or (C) that, in the absence of such delay or suspension, Buyer would be required to disclose material information that Buyer has a bona fide business purpose for preserving as confidential (any such period, including any period under Section 6.08(a)(vi), a “Suspension Period”); provided, however, that Buyer may exercise its rights under this Section 6.08(a)(viii) only twice in any twelve-month period and in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any twelve-month period. The date specified in clause (b) of the definition of “Required Effectiveness Period” in Article 1 shall be extended by the number of days during any Suspension Period. Buyer shall promptly notify the Holders when the Holders may recommence sales under the Shelf Registration Statement.

(b)	Restrictions on Public Sale by Holders. Each Holder agrees not to effect any public sale or distribution of Registrable Securities for a period of up to 60 days following completion of an underwritten offering of equity securities by Buyer; provided that (i) Buyer gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such underwritten offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such underwritten offering on Buyer or on the officers or directors or any other shareholder of Buyer on whom a restriction is imposed; provided further, that this Section 6.08(b) shall not apply to any Holder that, together with such Holder’s Affiliates, holds less than 5% of the outstanding shares of Buyer Common Stock.

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(c)	Piggyback Registration.

(i)	If, after the Closing Date and prior to the expiration of the Required Effectiveness Period, Buyer proposes to file a Primary Shelf Registration Statement (other than the Shelf Registration Statement, to the extent the Shelf Registration Statement is a Primary Shelf Registration Statement), it will give written notice of such Primary Shelf Registration Statement to each Holder, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the Primary Shelf Registration Statement and of the Holders’ rights under this Section 6.08(c)(i). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Primary Shelf Registration Statement). Each Holder shall then have four Business Days after the date on which the Holders received notice pursuant to this Section 6.08(c)(i) to request inclusion of Registrable Securities in the Primary Shelf Registration Statement (which request shall specify the number of Registrable Securities requested to be included by such Holder and include such other information as is requested pursuant to clause (i) of Section 6.08(c)(viii)). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to include Registrable Securities in such Primary Shelf Registration Statement. Buyer shall include in the Primary Shelf Registration Statement all Registrable Securities that Buyer has been so requested to include by the Holders, solely for the purpose of inclusion of such Registrable Securities in a Piggyback Underwritten Offering; provided, however, that Buyer may postpone or withdraw the filing or effectiveness of the Primary Shelf Registration Statement at any time in its sole discretion.

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(ii)	Subject to Section 6.08(c)(iv), if, prior to the expiration of the Required Effectiveness Period, Buyer proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Buyer Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder that, together with such Holder’s Affiliates, holds Registrable Securities having a Registrable Securities Amount of at least $5,000,000, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Buyer Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 6.08(c)(ii); provided, however, that, if such Underwritten Offering Filing is a preliminary prospectus supplement or prospectus supplement to an effective Primary Shelf Registration Statement, Buyer shall not be required to give such notice to any Holder whose Registrable Securities are not then included in such Primary Shelf Registration Statement, and no such Holder shall have any right to inclusion of Registrable Securities in such Piggyback Underwritten Offering. Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises Buyer that the giving of notice pursuant to this Section 6.08(c)(ii) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). Each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 6.08(c)(ii) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering, which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and include such other information as is requested pursuant to clause (A) of Section 6.08(c)(viii) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 6.08(c)(iv), Buyer shall use commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that Buyer has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 6.08(c)(ii) and prior to the execution of an underwriting agreement with respect thereto, Buyer or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, Buyer shall give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (A) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of Buyer to pay the Registration Expenses in connection therewith), and (B) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Buyer Common Stock to be sold for Buyer’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

(iii)	Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to Buyer of its request to withdraw.

(iv)	If the Managing Underwriter of the Piggyback Underwritten Offering shall inform Buyer of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Buyer Common Stock proposed to be offered by Buyer or such other Persons who have or have been granted registration rights (and any other shares of Buyer Common Stock requested to be included by any other Persons having registration rights on parity with the Piggybacking Holders with respect to such offering), would materially adversely affect such offering, then Buyer shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which Buyer is so advised can be sold in such offering without so materially adversely affecting such offering (the “Maximum Number of Shares”), shares of Buyer Common Stock in the following priority:

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(A)	First, if the Piggyback Underwritten Offering is for the account of Buyer, all shares of Buyer Common Stock that Buyer proposes to include for its own account (the “Buyer Securities”) or, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, all shares of Buyer Common Stock that such Persons propose to include (the “Other Securities”); and

(B)	Second, if the Piggyback Underwritten Offering is for the account of Buyer, to the extent that the number of Buyer Securities is less than the Maximum Number of Shares, the shares of Buyer Common Stock requested to be included by the Piggybacking Holders and holders of any other shares of Buyer Common Stock requested to be included by Persons having registration rights on parity with the Piggybacking Holders with respect to such offering, pro rata among the Piggybacking Holders and such other holders based on the number of shares of Buyer Common Stock each requested to be included; or, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, to the extent that the number of Other Securities is less than the Maximum Number of Shares, the shares of Buyer Common Stock requested to be included by the Piggybacking Holders, pro rata among the Piggybacking Holders based on the number of shares of Buyer Common Stock each requested to be included.

(v)	Buyer or the other Persons who have or have been granted registration rights initiating such Piggyback Underwritten Offering (if so entitled pursuant to such registration rights), as applicable, shall select the underwriters in any Piggyback Underwritten Offering and shall determine the pricing of the shares of Buyer Common Stock offered pursuant to any Piggyback Underwritten Offering, the applicable underwriting discounts and commissions and the timing of any such Piggyback Underwritten Offering.

(vi)	In connection with any Piggyback Underwritten Offering, the underwriting agreement into which each Selling Holder and Buyer shall enter into shall contain such representations, covenants, indemnities (subject to Section 6.08(e)) and other rights and obligations as are customary in Underwritten Offerings by Buyer. No Selling Holder shall be required to make any representations or warranties to Buyer or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

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(vii)	Any participation by Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of (i) Buyer, if such Piggyback Underwritten Offering is for the account of Buyer, or (ii) any other Persons who have or have been granted registration rights, if the Piggyback Underwritten Offering is for the account of such other Persons.

(viii)	In connection with any Primary Shelf Registration Statement or Piggyback Underwritten Offering in which any Holder requests to include Registrable Securities pursuant to this Section 6.08(c), such Holder agrees (A) to supply any information reasonably requested by Buyer in connection with the preparation of the Primary Shelf Registration Statement or Underwritten Offering Filing and/or any other documents relating to such registered offering and (B) in the case of a Piggyback Underwritten Offering, to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by Buyer or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 6.08(c)(vi)), custody agreements, lock-up agreements pursuant to which such Holder agrees not to sell or purchase any securities of Buyer for the same period of time following the registered offering as is agreed to by Buyer and the other participating holders or such shorter period as the Managing Underwriter shall agree to, powers of attorney and questionnaires. If Buyer or the Managing Underwriter, as applicable, requests that the Holders take any of the actions referred to in clause (B) of this Section 6.08(c)(viii), the Holders shall take such action promptly but in any event within two Business Days following the date of such request.

(ix)	Notwithstanding any other provision of this Section 6.08(c), Buyer shall have no obligation to include Registrable Securities of a Holder in a Primary Shelf Registration Statement or Piggyback Underwritten Offering pursuant to this Section 6.08(c) if such Holder has failed to timely furnish such information that Buyer determines, after consultation with its counsel, is reasonably required in order for the Primary Shelf Registration Statement (or any prospectus supplement thereto) or any Underwritten Offering Filing to comply with the Securities Act.

(d)	Expenses. Buyer shall be responsible for all Registration Expenses as determined by Buyer in good faith. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities under the Shelf Registration Statement or pursuant to a Piggyback Underwritten Offering.

(e)	Indemnification and Contribution.

(i)	Buyer shall indemnify and hold harmless each Selling Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement , any other registration statement that includes Registrable Securities pursuant to this Section 6.08 or any prospectus relating to the Registrable Securities (as amended or supplemented), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of such Holder expressly for use therein.

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(ii)	Each Holder shall indemnify and hold harmless Buyer, its officers and directors and each Person (if any) that controls Buyer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement, any other registration statement that includes Registrable Securities pursuant to this Section 6.08 or any prospectus relating to Registrable Securities (as amended or supplemented), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of such Holder expressly for use therein.

(iii)	In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 6.08(e)(i) or Section 6.08(e)(ii), such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.08(e), except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (A) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (B) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (C) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (y) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (z) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

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(iv)	If the indemnification provided for in this Section 6.08(e) is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of Buyer (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(v)	Buyer and each Holder agree that it would not be just and equitable if contribution pursuant to Section 6.08(e)(iv) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6.08(e)(iv). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 6.08(e)(iv) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.

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(vi)	Notwithstanding the provisions of this Section 6.08(e), no Holder shall be liable for indemnification or contribution pursuant to this Section 6.08(e) for any amount in excess of the net proceeds received by such Holder from the sale of Registrable Securities pursuant to the Shelf Registration Statement or a Piggyback Underwritten Offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f)	Transfer of Rights. Notwithstanding Section 12.08, the registration rights under this Section 6.08 may be assigned to a Transferee of Registrable Securities if (i) such Transferee is a Permitted Transferee or (ii) such Transferee is acquiring Registrable Securities having a Registrable Securities Amount of at least $5,000,000 and, in each case, (A) Buyer is given written notice prior to such Transfer, stating the name and address of such Transferee and the Registrable Securities with respect to which such registration rights are being assigned, and (B) such Transferee has delivered to Buyer such Transferee’s written agreement, in form and substance reasonably acceptable to Buyer, to be bound by the terms and provisions of this Section 6.08.

(g)	Amendments. Notwithstanding Section 12.07, this Section 6.08 may be amended, modified or supplemented only by a written instrument executed by Buyer and the Majority Holders; provided, however, that no such amendment, modification or supplement that adversely affects the rights of any Holder disproportionately with respect to any other Holder without the written consent of such Holder.

6.09         Financial Cooperation. From the date of the execution of this Agreement until the twenty-four (24) month anniversary of the Closing Date:

(a)	Seller shall cooperate with Buyer in connection with the preparation by Buyer of such reports to the Securities and Exchange Commission and other Governmental Bodies as are required of the Buyer (or their potential successors) under applicable Laws as the result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)	Seller acknowledges that Buyer and/or its Affiliates or potential successors may be required to prepare audited and interim financial statements relating to the Assets pursuant to the Securities Act, and the rules and regulations promulgated thereunder (including the rules and regulations set forth in Regulation S-X) (the “Rules and Regulations”) to be included in a potential Registration Statement and any other financial information or as may be needed to satisfy applicable disclosure requirements thereunder (the “Financial Statements”). Seller shall use (and will cause its Affiliates to use) commercially reasonable efforts to prepare Financial Statements requested by Buyer with respect to the Assets for any such periods as may be requested by Buyer and required by the Securities Act and the Rules and Regulations. Seller shall be responsible for all third party costs and expenses incurred by Seller associated with its preparation of the Financial Statements. Seller shall provide Buyer and its representatives reasonable access during normal business hours to such historic financial statements, records (to the extent such information is available), and personnel of Seller and its Affiliates and Seller’s and its Affiliates’ accounting firms as Buyer may reasonably request to enable Buyer and its representatives, to confirm the accuracy of the Financial Statements. If requested by Buyer in writing, Seller shall also provide customary representation letters covering the pre-Closing periods in the Financial Statements.

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(c)	Upon request of Buyer, Seller shall request the external audit firm that audits the Financial Statements (the “Audit Firm”) to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any registration statement, report, other document or otherwise. Seller shall (i) provide Buyer and its Affiliates and representatives and (ii) authorize Seller’s and its Affiliates’ Audit Firms to provide such Audit Firms’ audit work papers to Buyer and its Affiliates and representatives.

(d)	From and after the date hereof, Buyer shall (and shall cause its Affiliates to) cooperate with Buyer and its potential financing sources with respect to the provision of any information or documentation requested by such potential financing sources in connection with financing all or any portion of the Purchase Price.

6.10         Insurance. Until the Closing, Seller will maintain in force and effect the insurance policies set forth on Schedule 3.20.

ARTICLE 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01         Accuracy of Representations. All of Seller Parent’s and Seller’s representations and warranties in this Agreement (in each case, without giving effect to any materiality qualifiers contained therein) shall be true and correct in all material respects as of the Execution Date and as of Closing Date as though made on the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

7.02         Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.03         No Proceedings. There shall not be any Proceeding commenced or threatened by any Governmental Body or Third Party seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

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7.04         No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

7.05         Necessary Consents and Approvals. All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

7.06         Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.04(a).

ARTICLE 8
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.01         Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein) shall be true and correct in all material respects as of the Execution Date and as of Closing Date as though made on the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

8.02         Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.03         No Proceedings. There shall not be any Proceeding commenced or threatened against Buyer, or against any of Buyer’s Affiliates (other than any matter initiated by either Seller or its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

8.04         No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

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8.05         Necessary Consents and Approvals. All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

8.06         Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.04(b).

8.07         Qualifications. Buyer shall have obtained all authorizations, qualifications, and approvals required to be obtained prior to Closing under Section 6.04(a).

8.08         Listing. The Buyer Common Stock comprising the Stock Purchase Price shall have been approved for listing on the NYSE, subject only to official notice of issuance.

ARTICLE 9
TERMINATION

9.01         Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)	by mutual written consent of Seller and Buyer;

(b)	by Buyer, if Seller or Seller Parent has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Seller or Seller Parent, as applicable, shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(b) shall not become effective unless Seller or Seller Parent, as applicable, fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Seller’s conditions to Closing have been satisfied or waived in full, and (ii) Buyer is not then in material Breach of the terms of this Agreement, then the refusal or willful or negligent delay by Seller to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(c)	by Seller, if Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Buyer’s conditions to Closing have been satisfied or waived in full, and (ii) Seller is not in material Breach of the terms of this Agreement, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

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(d)	by either Seller or Buyer if the Closing has not occurred on or before April 30, 2018 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that at such time the Party seeking to terminate is not in material Breach of this Agreement;

(e)	by either Seller or Buyer if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and nonappealable;

(f)	by Seller if the sum of (i) all Title Defect Values asserted by Buyer without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.03, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.04, exceeds fifteen percent (15%) of the unadjusted Purchase Price;

(g)	by Buyer if the sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.03, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.04, exceeds fifteen percent (15%) of the unadjusted Purchase Price; or

(h)	by Seller if Buyer has not funded the Deposit Amount within one (1) Business Day after the Execution Date in accordance with Section 2.02.

9.02         Effect of Termination; Distribution of the Deposit Amount.

(a)	If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate; provided that the following provisions shall survive the termination: Article 1, Sections 2.02(b), 9.02, 10.11, 10.12, 10.13, Article 12 (other than Sections 12.01, 12.02(b)-(e), and 12.13) and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b)	Notwithstanding anything to the contrary in Section 9.02(a):

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(i)	If Seller has the right to terminate this Agreement pursuant to Section 9.01(c), then Seller shall have the right to receive the Deposit Amount as liquidated damages (and not as a penalty) as its sole and exclusive remedy, all other remedies being hereby waived. If Seller elects to so terminate this Agreement and receive the Deposit Amount as liquidated damages, (x) the Parties shall, within two (2) Business Days of Seller’s election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Seller and (y) Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)	If Buyer has the right to terminate this Agreement pursuant to Section 9.01(b), then Buyer shall have the right, at its sole discretion and as its sole and exclusive remedy, all other remedies being hereby waived, to either (1) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for herein; or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement and receive a return of the Deposit Amount plus an amount equal to the lesser of (x) $250,000 and (y) the sum of Buyer’s out-of-pocket expenses in connection with the negotiation, execution, and partial performance of this Agreement as of the date of such termination. If Buyer elects to terminate this Agreement pursuant to this Section 9.02(b)(ii) and receive a return of the Deposit Amount, the Parties shall, within two (2) Business Days of Buyer’s election, then Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)	The Parties recognize that the actual damages for a Party’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount (plus any reimbursement due under Section 9.02(b)(ii)) would be a reasonable liquidated damages amount for such material Breach.

(d)	Except as provided in Section 9.02(b)(i), if this Agreement is terminated by either Buyer or Seller pursuant to Section 9.01 for any reason other than the reason in Section 9.01(h), then, in any such case, the Parties shall, within two (2) Business Days of such termination, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer.

9.03         Return of Records Upon Termination. Upon termination of this Agreement, (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.

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ARTICLE 10
INDEMNIFICATION; REMEDIES

10.01         Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive indefinitely, (b) the representations and warranties in Section 3.04 shall survive until sixty (60) days after the expiration of the applicable statute of limitations, (c) the special warranty of Defensible Title set forth in the Assignment shall survive for the applicable statute of limitations, (d) all other representations and warranties of Seller shall survive for twelve (12) months after Closing, (e) all other representations and warranties of Buyer shall survive indefinitely, and (f) all other covenants and agreements of Seller and Buyer shall survive until fully performed. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying person on or before such termination date. The indemnities in Section 10.02(c) for items (a), (b), (h), and (i) of the definition of “Retained Liabilities” shall continue for thirty-six (36) months following the Closing Date. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein.

10.02         Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 10, from and after the Closing, Seller shall defend, release, indemnify, and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Seller or Seller Parent in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;

(b)	any Breach by Seller of any covenant, obligation, or agreement of Seller or Seller Parent in this Agreement;

(c)	the Retained Liabilities;

(d)	the use, ownership or operation of the Excluded Assets; and

(e)	the use, ownership or operation of the Retained Assets.

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Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Assignment, are Buyer Group’s exclusive legal remedies against Seller with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Seller at Closing pursuant to Section 2.04, and Buyer releases Seller Group from any and all other claims, causes of action, Proceedings, or other legal rights and remedies of Buyer Group, known or unknown, which Buyer might now or subsequently have, based on, relating to or in any way arising out of this Agreement, the Contemplated Transactions, the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status, or nature of the Assets prior to the Closing, including any and all claims related to environmental matters or liability or violations of environmental laws AND INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, breaches of statutory or implied warranties, nuisance, or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller or any of Seller’s Affiliates. Notwithstanding anything to the contrary herein, to the extent Seller is obligated to indemnify or reimburse any member of the Buyer Group for Damages pursuant to this Section 10.02, Seller may elect to pay such amounts to the indemnified party in shares of Buyer Common Stock, it being understood that, for such purposes, each share of Buyer Common Stock so delivered shall be valued at the Share Price.

10.03         Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10 and Article 11, and provided that Buyer shall have no obligation to indemnify any of the Seller Group for any Damages for which Seller is obligated to indemnify Buyer Group pursuant to Section 10.02, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)	any Breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement;

(c)	any Damages arising out of or relating to access to the Assets and contracts, books and records and other documents and data relating thereto prior to the Closing, including Buyer’s title and environmental inspections pursuant to Sections 11.01 and 11.11, including Damages attributable to personal injury, illness or death, or property damage, but excluding any Damages that result from the mere discovery by Buyer of any matters or conditions during Buyer’s diligence or inspections (and not the exacerbation or worsening of the same), which shall be governed by the terms of Article 11 unless this Agreement is terminated, in which case such Damages shall be the sole obligation of the Seller Group and Buyer shall have no obligation to indemnify Seller Group for such Damages; and

(d)	the Assumed Liabilities.

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Notwithstanding anything to the contrary contained in this Agreement, and except for Seller’s termination rights under Article 9 of this Agreement, the remedies provided in this Article 10 are Seller Group’s exclusive legal remedies against Buyer with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Buyer at Closing pursuant to Section 2.04, and Seller releases Buyer Group from any and all other claims, causes of action, Proceedings, or other legal rights and remedies of Seller Group, known or unknown, which Seller might now or subsequently have, based on, relating to or in any way arising out of this Agreement, the Contemplated Transactions, breaches of statutory or implied warranties, or tort actions, rights to punitive damages, or common law rights of contribution.

10.04         Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

10.05         Limitations on Liability. Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 10.02(a): (a) for any Damages with respect to any occurrence, claim, award or judgment with respect to that do not individually exceed Fifty Thousand Dollars ($50,000) net to Seller’s interest (the “Individual Claim Threshold”); or (b) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed three percent (3%) of the unadjusted Purchase Price, and then only to the extent such Damages exceed three percent (3%) of the unadjusted Purchase Price. Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, in no event will Seller be liable for Damages indemnified under Section 10.02(a) to the extent such Damages, exceed fifteen percent (15%) of the unadjusted Purchase Price. Notwithstanding anything herein to the contrary, in no event will Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price.

10.06       Seller Parent Guarantee.

(a)           Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any limitations on Seller’s liability described in this Article 10), from and after the Closing Date, for a period of twelve (12) months following the Closing (the “Guaranty Period”), Seller Parent shall irrevocably, absolutely and unconditionally guarantee the prompt payment and performance of any and all obligations of Seller arising under Section 10.02 (the “Guaranteed Obligations”), such that if Seller defaults in the full or partial payment or performance of any Guaranteed Obligation during the Guaranty Period, Seller Parent shall perform or pay or cause to be performed or paid such Guaranteed Obligations promptly following written notice of such Seller default. Notwithstanding the foregoing, Seller Parent reserves unto itself the right to assert any and all claims, counterclaims, defenses, setoffs and other rights which Seller could assert on its own account pursuant to the terms of this Agreement in connection with the Guaranteed Obligations.

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(b)           Seller Parent hereby covenants that (i) from the Closing Date until the six (6) month anniversary of the Closing Date, Seller Parent and its Subsidiaries shall maintain a consolidated net asset value equal to at least fifteen percent (15%) of the unadjusted Purchase Price and (ii) from the six (6) month anniversary of the Closing Date until the twelve (12) month anniversary of the Closing Date, Seller Parent and its Subsidiaries shall maintain a consolidated net asset value equal to at least seven and one-half percent (7.5%) of the unadjusted Purchase Price. During such twelve (12) month period, Buyer may request that Seller Parent reaffirm Seller Parent’s compliance with the obligations set forth in this Section 10.06(b) at least once per calendar quarter, in which case Seller Parent shall reaffirm such compliance in writing, and, in order to facilitate Buyer’s verification of such compliance, provide Buyer with copies of such financial statements and other information reasonably requested by Buyer, in each case as may be prepared by Seller Parent for its own internal purposes from time to time.

(c)           Seller Parent represents and warrants to Buyer as of the Execution Date and the Closing Date as follows: (i) Seller Parent is duly formed and validly existing under the laws of Delaware, and has all power and authority to execute, deliver and perform obligations created by this Section 10.06; (ii) the execution, delivery and performance of this Agreement by Seller Parent has been duly and validly authorized and approved by all necessary limited liability company action; (iii) this Agreement has been duly and validly executed and delivered by Seller Parent, and this Section 10.06 constitutes a valid and legally binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms; (iv) all consents, approvals, authorizations of, or filings with, any Governmental Body necessary for the due execution, delivery and performance of this Agreement by Seller Parent have been obtained or made; (v) the execution, delivery and performance by Seller Parent of this Agreement do not and will not violate its organizational and governing documents, any applicable Legal Requirement, or any material contractual restriction binding on Seller Parent or its assets, and (vi) Seller Parent and its Subsidiaries have a consolidated net asset value equal to at least fifteen percent (15%) of the unadjusted Purchase Price.

(d)          Seller Parent’s obligations under this Section 10.06 shall not be reduced or impaired by the commencement of any proceedings by or against Seller under the Bankruptcy Code (U.S.C. Title 11) or any other bankruptcy, receivership, insolvency, reorganization or similar debtor relief laws affecting the rights of creditors generally, any stay or ruling thereunder, or the disallowance of any claim thereunder.  If all or any part of any payment to or for the benefit of Buyer pursuant to this Section 10.06 shall be invalidated, declared to be fraudulent or preferential, set aside, rescinded or required for any reason to be repaid or paid to a trustee, receiver or other third party or otherwise returned by Seller, then any amounts that otherwise would have been satisfied by that payment or partial payment shall be revived and continue in full force and effect (and the obligations under this Section 10.06 shall continue to be effective or reinstated, as the case may be, with respect thereto) as if that payment had not been made.

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(e)           The liability of Seller Parent under this Section 10.06 shall not be lessened, limited or discharged by, and Seller Parent hereby waives any defenses which Seller or any other Person liable the payments to be made under this Agreement (including Seller) may have or assert regarding, the following: (i) the insolvency, bankruptcy, liquidation or dissolution of Seller or such other Person, or (ii) any change in the name, constitution or capacity of Seller, or Seller being merged with another person, in which case the provisions of this Section 10.06 shall apply to the liabilities of the resulting person, and the term “Seller” shall include such resulting person.  Seller Parent further waives all suretyship notices and any and all rights granted to a guarantor pursuant to or by virtue of the suretyship law under any applicable Legal Requirement;  and all  notices, defenses or demands of any kind or nature whatsoever with respect to amounts due under this Agreement.

(f)           Subject to Section 10.06(a), including, without limitation, the last sentence thereof, the liability of Seller Parent hereunder shall be absolute and unconditional irrespective of:

(i)          any lack of validity or enforceability of or defect or deficiency applicable to Seller in this Agreement or any other documents executed in connection with this Agreement;

(ii)         any modification, extension or waiver of any of the terms of this Agreement;

(iii)        any change in the time, manner, terms or place of payment of or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any other agreement or instrument executed in connection therewith; or

(iv)        failure, omission, delay, waiver or refusal by Buyer to exercise, in whole or in part, any right or remedy held by Buyer with respect to this Agreement or any other agreement or instrument executed in connection therewith.

There are no conditions precedent to the enforcement of Buyer’s rights under this Section 10.06. Subject to Section 10.06(a), it shall not be necessary for Buyer, in order to enforce payment or performance by Seller Parent hereunder, to exhaust its remedies against Seller, any other guarantor, or any other person liable for the payment or performance of the Guaranteed Obligations.

(g)          Without limiting Section 10.06(a), including, without limitation, the last sentence thereof, Seller Parent hereby waives:

(i)         notice of acceptance of the guaranty provided hereunder, of the creation or existence of any of the Guaranteed Obligations and of any action by Buyer in reliance hereon or in connection herewith;

(ii)         notice of the entry into any agreement between Seller and Buyer and of any amendments, supplements or modifications thereto; or any waiver of consent under any such agreement, including waivers of the payment and performance of the obligations thereunder;

(iii)        notice of any increase, reduction or rearrangement of Seller’s obligations under this Agreement or any extension of time for the payment of any sums due and payable to the Buyer under this Agreement;

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(iv)         presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest or any other notice with respect to the Guaranteed Obligations; and

(v)         any requirement that suit be brought against, or any other action by Buyer be taken against, or any notice of default or other notice be given to, or any demand be made on Seller or any other person, or that any other action be taken or not taken as a condition to Seller Parent’s liability for the Guaranteed Obligations hereunder or as a condition to the enforcement of the provisions hereof against Seller Parent.

(h)          Seller Parent shall provide written notice to Buyer of any Seller Parent or Subsidiary transaction which, if consummated, would cause Seller Parent to be in non-compliance with Seller Parent’s covenant in Section 10.06(b) above (a “Subject Transaction”). Any Subject Transaction may be consummated by Seller Parent or its Subsidiary, as applicable, without the prior written consent of Buyer if Seller Parent includes in such notice to Buyer that Seller Parent will deposit or cause to be deposited funds in an amount equal to the deficiency of Seller Parent’s net asset value into an account with the Escrow Agent pursuant to an escrow agreement in substantially the form of the Escrow Agreement within one (1) Business Day of the consummation of such Subject Transaction, in which event such deposited funds shall be held as a source of funds for Buyer’s right to post-Closing indemnification from Seller (but shall in no way limit Seller or Seller Parent’s obligations hereunder). If such funds are not used to satisfy a claim for indemnification made by Buyer in accordance with this Agreement, then the Parties shall jointly instruct the Escrow Agent to disburse such funds to Seller on the date that is twelve (12) months after the Closing Date. If, with respect to a Subject Transaction, Seller Parent does not wish to deposit or cause to be deposited such funds with the Escrow Agent as contemplated in the preceding two sentences, Seller Parent shall not, and shall cause its Subsidiaries not to, as applicable, consummate such Subject Transaction without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion.

10.07        Procedure for Indemnification--Third Party Claims.

(a)	Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.07 shall not relieve the indemnifying Party of its obligations under this Article 10, except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

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(b)	If any Proceeding referred to in Section 10.07(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If reasonably requested by the indemnifying Party, the indemnified Party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest (at the expense of the indemnifying Party); provided that the indemnified Party shall not be required to pursue any cross-claim or counter-claim. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C) such Proceeding has or would reasonably be expected to result in Damages in excess of the amount set forth in Section 10.05 (i.e., fifteen percent (15%) of the unadjusted Purchase Price), or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party, and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

10.08         Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

10.09         Indemnification of Group Members. The indemnities in favor of Buyer and Seller provided in Section 10.02 and Section 10.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members. Any claim for indemnity under this Article 10 by any Group member other than Buyer or Seller must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against either Seller or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.08. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

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10.10         Extent of Representations and Warranties.

(a)	Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent expressly set forth in this Agreement or in the Assignment, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer (including any opinion, information, or advice that may have been provided to Buyer or its affiliates or representatives by any Affiliates or Representatives of Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel, or any other agent, consultant, or Representative of Seller). Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement or in the Assignment, Seller expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute, or otherwise, relating to (a) the title to any of the Assets, (b) the condition of the Assets (including any implied or express warranty of merchantability, fitness for a particular purpose, or conformity to models or samples of materials), it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters,” (c) any infringement by Seller of any patent or proprietary right of any Third Party, (d) any information, data, or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including the existence or extent of Hydrocarbons or the mineral reserves, the recoverability of such reserves, any product pricing assumptions, and the ability to sell Hydrocarbon production after the Closing), and (e) the environmental condition and other condition of the Assets and any potential liability arising from or related to the Assets.

(b)	Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents.

10.11         Compliance With Express Negligence Test. The Parties agree that any indemnity, defense, and/or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability, or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any legal requirement, except to the extent such damages were occasioned by the gross negligence or willful misconduct of the indemnified party or any group member thereof. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

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10.12         Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer ever be liable for, and each Party releases the other from, any consequential, special, indirect, exemplary, or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity.

10.13         No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 or any payment is being or was made pursuant to Section 12.02(b) by reason of the same set of facts.

10.14         Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.

10.15         Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE 11
TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

11.01         General Disclaimer. Except for the special warranty of Defensible Title set forth in the Assignment and this Article 11, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Properties (a) prior to the expiration of the Closing, shall be as set forth in this Article 11 and (b) from and after Closing, shall be, subject to any limitations contained herein, pursuant to the contractual special warranty of Defensible Title set forth in the Assignment.

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11.02         Title Examination and Access. Buyer may make or cause to be made at its expense such examination as it may desire of Seller’s title to the Assets. For such purposes, until the Defect Notice Date, Seller shall give to Buyer and its Representatives access during Seller’s regular hours of business to originals or, in Seller’s sole discretion, copies (which copies may, at Seller’s sole discretion, be in electronic format), of all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that Seller has relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 5.01.

11.03         Preferential Purchase Rights. Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions no later than ten (10) days after the Execution Date. Seller shall use commercially reasonable efforts to obtain prior to the Closing written waivers of all Preferential Purchase Rights necessary for the transfer of the Assets to Buyer; provided that in the event Seller is unable to obtain all such waivers of Preferential Purchase Rights after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement.

To the extent any such Preferential Purchase Rights are exercised by any holders thereof, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained. On the Closing Date, if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then the Asset(s) subject to such Preferential Purchase Right shall be included in the Closing, with no adjustment to the Purchase Price. After the Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Buyer shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party. If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but within ninety (90) days after the Closing Date, notifies Seller of its refusal to consummate the purchase of the affected Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date designated by Seller not more than one hundred eighty (180) days after the Closing Date. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

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11.04         Consents. No later than ten (10) days after the Execution Date, Seller shall send out to the holders of such rights all notices or requests required to comply with or obtain all Consents required for the transfer of the Assets. Seller shall use commercially reasonable efforts to obtain prior to the Closing written waivers of all Consents necessary for the transfer of the Assets to Buyer; provided that in the event Seller is unable to obtain all such waivers of Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement. Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents unless Buyer agrees in writing to pay such amounts. Buyer shall cooperate with Seller in seeking to obtain such Consents.

(a)	If Seller fails to obtain any Consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:

(i)	If the Consent is a not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing as part of the Assets. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same subject to Seller’s obligation to indemnify Buyer for any breach by Seller of its covenants in this Section 11.04.

(ii)	If the Consent is a Required Consent, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets (which affected Assets shall include all Leases and Wells affected by the Applicable Contract or Lease for which a Consent is refused), and the affected Assets shall be treated as Retained Assets.

(b)	Notwithstanding the provisions of Section 11.04(a), if Seller obtains a Required Consent described in Section 11.04(a)(ii) within ninety (90) days after the Closing Date, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.05).

11.05         Title Defects. Buyer shall notify Seller of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on March 8, 2018 (the “Defect Notice Date”); provided that, notwithstanding anything contained herein to the contrary, failure to notify Seller of any such Title Defect promptly after discovery thereof shall not operate to alter or diminish Buyer’s rights under this Section 11.05 or under the Assignment as long as such notice is delivered by the Defect Notice Date. To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Lease or Well or portion thereof (including by the Target Formation for such Lease or currently producing formation for such Well, as applicable) affected by such alleged Title Defect (each, a “Title Defect Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect, and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Assignment) discovered by Buyer during the preceding week. Notwithstanding anything herein to the contrary, subject to Buyer’s rights under the special warranty of Defensible Title in the Assignment, Buyer forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice no later than 5:00 p.m. Central Time on the Defect Notice Date.

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11.06         Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

(b)	if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the Title Defect Property;

(c)	if the Title Defect represents a discrepancy between (i) Seller’s Net Revenue Interest for the Title Defect Property and (ii) the Net Revenue Interest set forth for such Title Defect Property in Exhibit A (with respect to any Lease) or Exhibit B (with respect to any Well), then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A or Exhibit B, as applicable; provided, however, that with respect to any discrepancy in a reversionary Net Revenue Interest, the Title Defect Value shall be appropriately adjusted to reflect the likely economic effect of the asserted Title Defect over the life of the affected Title Defect Property;

(d)	if the Title Defect represents an increase of (i) Seller’s Working Interest for any Title Defect Property over (ii) the Working Interest set forth for such Title Defect Property in Exhibit A (with respect to any Lease) or Exhibit B (with respect to any Well) (in each case, except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or (B) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest), then the Title Defect Value shall be determined by calculating the Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth in Exhibit A or Exhibit B, as applicable, and then calculating the adjustment in the manner set forth in clause (c) above;

(e)	if the Title Defect with respect to a Lease results from a discrepancy where (i) the actual Net Acres for such Lease as to the Target Formation is less than (ii) the Net Acres set forth on Exhibit A for such Lease, then the Title Defect Value shall be calculated by multiplying the Net Acre deficiency for such Lease by the per-Net Acre Allocated Value; and

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(f)	if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset. The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

11.07         Seller’s Exclusion, Cure or Contest of Title Defects. Seller in its sole discretion may elect to exclude any Asset affected by an asserted Title Defect at Closing (which will become a Retained Asset) if the Title Defect Value with respect to such Title Defect equals or exceeds the Allocated Value of the affected Asset(s). If Seller makes such election, then such asset will be deemed a Retained Asset and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Retained Asset. Notwithstanding the foregoing, Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.07(b) and may seek to cure any asserted Title Defect as described in Section 11.07(a).

(a)	To the extent Buyer delivers any valid Title Defect Notices in accordance with Section 11.05, then, subject to the De Minimis Title Defect Cost and Aggregate Defect Deductible and Seller’s right exclude such Asset in accordance with this Section 11.07, Seller shall have the right to cure any Title Defect on or before ninety (90) days after the Defect Notice Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 11.16 (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date or, if later, after the applicable Expert Decision date. If Seller elects to cure and:

(i)	actually cures the Title Defect (“Cure”) to Buyer’s reasonable satisfaction prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)	does not Cure the Title Defect to Buyer’s reasonable satisfaction prior to the Closing, then Seller shall:

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(A)	convey the affected Asset to Buyer, in which event Buyer shall deposit into the Escrow Account at Closing a number of shares (rounded up or down to the nearest whole number of shares) of Buyer Common Stock equal to (A) the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset divided by (B) the Share Price shall be deposited into an escrow account with the Escrow Agent at Closing pending final resolution of such Title Defect; provided, however that (x) if Seller is unable to Cure the Title Defect within the time provided in this Section 11.07, then, subject to the De Minimis Title Defect Cost and the Aggregate Defect Deductible, the Parties shall instruct the Escrow Agent to disburse to Buyer a number of shares (rounded up or down to the nearest whole number of shares) of Buyer Common Stock equal to (A) the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset divided by (B) the Share Price, and (y) if Seller is able to partially Cure the Title Defect within the time provided in this Section 11.07, then, subject to the De Minimis Title Defect Cost and the Aggregate Defect Deductible, the Parties shall instruct the Escrow Agent to disburse (1) to Buyer a number of shares (rounded up or down to the nearest whole number of shares) of Buyer Common Stock equal to (A) the portion of the Title Defect Value which has not been Cured for such Asset (“Uncured Portion”) divided by (B) the Share Price, and (2) to Seller a number of shares (rounded up or down to the nearest whole number of shares) of Buyer Common Stock equal to ((A) the Title Defect Value minus the Uncured Portion) divided by (B) the Share Price, and (z) if Seller is able to Cure the Title Defect within the time provided in this Section 11.07, then the Parties shall instruct the Escrow Agent to disburse to Seller a number of shares (rounded up or down to the nearest whole number of shares) of Buyer Common Stock equal to (A) the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset divided by (B) the Share Price; or

(B)	if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

(b)	Seller and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, either Party may at any time prior to the final resolution of the applicable Title Defect hereunder submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.16. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided herein, (i) the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing; (ii) a number of shares (rounded up or down to the nearest whole number of shares) of Buyer Common Stock equal to (A) the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset divided by (B) the Share Price shall be deposited into an escrow account with the Escrow Agent at Closing pending final resolution of such Title Defect; and (iii) within two (2) Business Days following final resolution of such Title Defect in accordance with Section 11.16, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the number of Escrow Shares so determined to be owed to either Party with respect to such disputed matter (rounded up or down to the nearest whole number of shares), which amounts shall be subject to the De Minimis Title Defect Cost and the Aggregate Defect Deductible, to Seller or Buyer, as applicable.

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11.08         Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 11.05, 11.06 and 11.07, Seller shall be obligated to adjust the Purchase Price to account for uncured Title Defects only to the extent that the sum of (x) the aggregate Title Defect Values of all uncured Title Defects (the “Aggregate Title Defect Value”) plus (y) the Aggregate Environmental Defect Value (after taking into account any offsetting Title Benefit Values) exceeds the Aggregate Defect Deductible. In addition, if the Title Defect Value for any single Lease or Well is less than the De Minimis Title Defect Cost, such value shall not be considered in calculating the Aggregate Title Defect Value.

11.09         Title Benefits. If Seller discovers any right, circumstance or condition that operates (a) to increase the Net Revenue Interest above that shown in Exhibit A (with respect to any Lease) or Exhibit B (with respect to any Well), to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A (with respect to any Lease) or Exhibit B (with respect to any Well), (b) to decrease the Working Interest of Seller in any Lease or Well below that shown in Exhibit A (with respect to any Lease) or Exhibit B (with respect to any Well), to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A (with respect to any Lease) or Exhibit B (with respect to any Well) or (c) to increase the Net Acres for a Lease as to the Target Formation that are greater than the Net Acres set forth for such Lease on Exhibit A (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed, citing supporting documents reasonably necessary for Buyer to verify the existence of the alleged Title Benefit, and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”). Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity (the “Title Benefit Properties”)) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen, or other title examiners. The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (i) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A (with respect to any Lease) or Exhibit B (with respect to any Well) then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A or Exhibit B, as applicable; (iii) if the Title Benefit represents a decrease of (A) Seller’s Working Interest for any Title Benefit Property below (B) the Working Interest set forth for such Title Benefit Property in Exhibit A (with respect to any Lease) or Exhibit B (with respect to any Well), then the Title Benefit Value shall be determined by calculating the Net Revenue Interest that results from such reduced Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth in Exhibit A or Exhibit B, as applicable, and then calculating the adjustment in the manner set forth in clause (ii) above; (iv) if the Title Benefit represents an increase in Net Acres of a Lease set forth in Exhibit A as to the Target Formation, then the Title Benefit Value shall be determined by multiplying the Net Acre increase with respect to such Lease by the per-Net Acre Allocated Value; and (v) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation. Notwithstanding anything herein to the contrary, in no event shall any Title Benefit be credited for any purposes under this Agreement unless the Title Benefit Value with respect thereto exceed an amount equal to Fifty Thousand Dollars ($50,000).

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Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value plus the Aggregate Environmental Defect Value shall be offset by the aggregate amount of the Title Benefit Values which exceed Seventy-Five Thousand Dollars ($75,000). If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.16. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value plus the Aggregate Environmental Defect Value shall be adjusted downward by the Title Benefit Value, provided such Title Benefit Value exceeds Fifty Thousand Dollars ($50,000), as determined in such contest (which adjustment shall be made on the Final Settlement Statement). To the extent requested by Seller, Buyer shall provide Seller with copies of any Phase I Environmental Site Assessment or other environmental reports prepared in connection with Buyer’s environmental assessment within three (3) Business Days of Buyer’s receipt of same, which shall be held in strict confidence by Seller from and after Closing unless required to be disclosed pursuant to Legal Requirement.

11.10         Buyer’s Environmental Assessment. Beginning on the Execution Date and ending at 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the Assets and, subject to the limitations in Section 5.01, any other reviews of environmental matters or conditions Buyer deems necessary. During Seller’s regular hours of business and after providing Seller with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than Seller) and any applicable Third Party operator or other Third Party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing), Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, review all of Seller’s files and records (other than those for which Seller has an attorney-client privilege) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations. No sampling or other invasive inspections of the Assets may be conducted prior to Closing without Seller’s or any applicable Third Party operator’s prior written consent and, as applicable to Seller, which such consent may not be unreasonably withheld or delayed, and in all events only with respect to Assets that are not Buyer Operated Assets. Buyer’s access shall be in accordance with, and subject to the limitations in, Section 5.01.

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11.11         Environmental Defect Notice. Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date. To be effective, an Environmental Defect Notice shall include: (i) the Lease(s) or Well(s) affected (each, an “Environmental Defect Property”); (ii) a complete and detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (iii) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; and (iv) appropriate documentation reasonably necessary for Seller to substantiate Buyer’s claim and calculation of the Environmental Defect Value, including any analysis by any environmental consultant or examiner hired by Buyer; and (v) a reference to the specific Environmental Law that is applicable to the Environmental Defect and the violation of such Environmental Law. Buyer agrees to use reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding week. Notwithstanding anything herein to the contrary, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

11.12         Seller’s Exclusion, Cure or Contest of Environmental Defects. Seller, in its sole discretion, (x) may elect to exclude at Closing any Asset (which will become a Retained Asset) affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds the Allocated Value of the affected Asset(s) and reduce the Purchase Price by the Allocated Value(s) thereof, (y) may contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.12(b) and/or (z) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.12(a).

(a)	To the extent Buyer delivers any valid Environmental Defect Notices in accordance with Section 11.11, then, subject to the De Minimis Environmental Defect Cost and Aggregate Defect Deductible and Seller’s right to exclude such Environmental Defect Property under this Section 11.12, Seller shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date by giving written notice to Buyer to that effect prior to the Closing Date. If Seller elects to pursue remediation or cure as set forth in this clause (a), Seller shall implement such remediation or cure in a manner that is in compliance with all applicable Legal Requirements in a prompt and timely fashion for the type of remediation or cure. If Seller elects to pursue remediation or cure and:

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(i)	completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Environmental Defect Property shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect;

(ii)	does not complete a Complete Remediation prior to the Closing, unless Seller elects to exclude such Environmental Defect Property in accordance with this Section 11.12, then Seller shall convey the affected Environmental Defect Property to Buyer and the Purchase Price shall be reduced by an amount equal to the Environmental Defect Value for such Asset(s).

(b)	Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.16. If a contested Environmental Defect cannot be resolved prior to the Closing, (i) the affected Environmental Defect Property(ies) (together with any other Assets appurtenant thereto) shall be included with the Assets conveyed to Buyer at Closing; (ii) a number of shares (rounded up or down to the nearest whole number of shares) of Buyer Common Stock equal to (A) the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect divided by (B) the Share Price shall be deposited into an escrow account with the Escrow Agent at Closing pending final resolution of such Environmental Defect; and (iii) within two (2) Business Days following final resolution of such Environmental Defect in accordance with Section 11.16, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the number of Escrow Shares so determined to be owed to either Party with respect to such disputed matter (rounded up or down to the nearest whole number of shares), which amounts shall be subject to the De Minimis Environmental Defect Cost and the Aggregate Defect Deductible to Seller or Buyer, as applicable.

11.13         Limitations. Notwithstanding the provisions of Sections 11.11 and 11.12, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the sum of (x) the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) plus (y) the Aggregate Title Defect Value (after taking into account any offsetting Title Benefit Values) exceeds the Aggregate Defect Deductible. If the Environmental Defect Value with respect to any single Environmental Defect is less than the De Minimis Environmental Defect Cost, such cost shall not be considered in calculating the Aggregate Environmental Defect Value.

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11.14         Exclusive Remedies. The rights and remedies granted to Buyer in this Agreement are the exclusive rights and remedies against Seller related to any Environmental Condition, or Damages related thereto. Buyer expressly waives, and releases Seller Group from, any and all other rights and remedies it may have under Environmental Laws against Seller regarding Environmental Conditions, whether for contribution, indemnity, or otherwise. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

11.15         Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions. In the event of any Casualty Losses, Seller shall, at the Closing, pay to Buyer all sums paid to Seller or its Affiliates by Third Parties by reason of such Casualty Losses and shall assign, transfer and set over to Buyer, or use their commercially reasonable efforts to subrogate Buyer to, all of Seller’s or its Affiliates’ right, title and interest (if any) in unpaid awards, condemnation payments, rights to casualty insurance and other rights and claims against Third Parties arising out of such Casualty Losses. Seller shall have no other liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, violation of a Legal Requirement of Seller or any member of Seller Group.

11.16         Expert Proceedings.

(a)	Each matter referred to this Section 11.16 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.16. Any notice from one Party to the other referring a dispute to this Section 11.16 shall be referred to herein as an “Expert Proceeding Notice”.

(b)	The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed by the Parties. The Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten (10) years’ experience as a lawyer in the State where the Assets giving rise to the Disputed Matter are located with experience in exploration and production issues. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within five (5) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each Party will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.16(b).

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(c)	Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.16 and the other applicable provisions of this Article 11, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, and (iv) the Expert Proceeding Notice.

(d)	The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.16(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate Disputed Matters.

(e)	The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 11. The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)	The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.

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11.17         Tag-Along Right. Buyer covenants and agrees to offer to acquire all right, title and interest of Energen Resources Corporation, an Alabama corporation, in, to and under the lease listed on Schedule II (the “Farmout Lease”) insofar and only insofar as the Farmout Lease covers and affects the lands set forth on Schedule II on the same and identical terms and conditions as Buyer has agreed herein to acquire all of Seller’s right, title and interest in and to the Farmout Lease, including, without limitation, with respect to the timing of the closing of such acquisition; provided, however, that if the Farmout Lease is permanently excluded from the transactions contemplated by this Agreement in accordance with the terms hereof, this Section 11.17 shall terminate and be of no further force and effect.

ARTICLE 12
GENERAL PROVISIONS

12.01         Records. Seller, at Buyer’s cost and expense, shall deliver originals of all Records to Buyer (FOB Seller’s office) within thirty (30) days after the Closing. With respect to any original Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such original Records, at its own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or threatened Proceeding against Seller.

12.02         Expenses.

(a)	Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 11.16 or Section 2.05(d), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)	The transactions described in this Agreement involve the transfer of real estate with tangible personal property, if any, being transferred incidental to such real estate; accordingly, Seller and Buyer do not anticipate that any Transfer Taxes will be incurred by or imposed with respect to the transactions described in this Agreement. If a determination is ever made by a Tax authority that any Transfer Taxes apply, such Transfer Taxes shall be borne one-half by Buyer and one-half by Seller. Seller shall retain responsibility for, and shall bear, all Asset Taxes assessed for (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes assessed for (i) any Tax period beginning on or after the Effective Time and (ii) the portion of any Straddle Period beginning at the Effective Time shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes assessed for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C) below) shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 12.02(b) is not determinable at Closing or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 12.02(b). Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 12.02(b).

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(c)	Except as required by applicable Legal Requirements, in respect of Asset Taxes, (i) Seller shall be responsible for timely remitting all (A) Asset Taxes due (excluding ad valorem and property Taxes) for periods ending prior to the Closing Date, (B) Asset Taxes that are ad valorem and property Taxes due with respect periods ending prior to the Effective Time (no matter when due), and (C) Asset Taxes that are ad valorem and property Taxes due prior to the Closing Date (subject, in each case, to Seller’s right to reimbursement by Buyer under Section 12.02(b)), (ii) Buyer shall be responsible for timely remitting all (A) Asset Taxes (excluding ad valorem and property Taxes) with respect to periods ending on or after the Closing Date, and (B) all Asset Taxes that are ad valorem and property Taxes due on or after the Closing Date (other than such Asset Taxes to be paid by Seller pursuant to clause (i)(B) above) (subject, in each case, to Buyer’s right to reimbursement by Seller under Section 12.02(b)), in each case, to the applicable taxing authority, (iii) Seller shall prepare and timely file any (A) Tax Return for Asset Taxes (excluding ad valorem and property Taxes) required to be filed for periods ending prior to the Closing Date, (B) Tax Return for Asset Taxes that are ad valorem and property Taxes due with respect to the Assets for periods ending prior to the Effective Time (no matter when due), and (C) Tax Return for Asset Taxes that are ad valorem and property Taxes due prior to the Closing Date, and (iv) Buyer shall prepare and timely file any (A) Tax Return for Asset Taxes (excluding ad valorem and property Taxes) required to be filed for periods ending on or after the Closing Date, and (B) Tax Return for Asset Taxes that are ad valorem and property Taxes required to be filed on or after the Closing Date (other than such Tax Returns to be filed by Seller pursuant to clause (iii)(B) above) (including Tax Returns related to any Straddle Period). Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements. Buyer shall provide Seller with a copy of any Tax Return relating to any Straddle Period for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return. The Parties agree that (i) this Section 12.02(c) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 12.02(c) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

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(d)	Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(e)	Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 12.02(b), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 12.02(b). If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 12.02(e), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

12.03         Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), (c) sent by electronic mail when delivered, if sent during normal business hours, or on the following Business Day, if sent after normal business hours, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and fax numbers set forth below (or to such other recipients, addresses, or fax numbers as a Party may from time to time designate by notice to the other Party):

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NOTICES TO BUYER:

300 E. Sonterra Blvd.,

Suite 1220,

San Antonio, Texas 78548

Fax: 210-999-5401

Attention: Legal Department

Email: AFuchs@lilisenergy.com

and

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attn: Cole Bredthauer

Oil and Gas Section

E-Mail: cole.bredthauer@tklaw.com

NOTICES TO SELLER:

OneEnergy Partners Operating, LLC

2929 Allen Parkway, Suite 200

Houston, Texas 77019

Attention: Leo Slootsky
Email: lslootsky@oneenergypartners.com

and

Locke Lord LLP

600 Travis Street

Houston, TX 77002

Attention:	Mitch Tiras Terry Radney

Fax: (713) 223-3717

Email: mtiras@lockelord.com

   tradney@lockelord.com

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12.04         Governing Law; Jurisdiction; Service of Process; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 11.16 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 2.05(d) WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 12.04.

12.05         Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

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12.06         Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.07         Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications, and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. Except as otherwise provided in Section 6.08(g), this Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties. No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

12.08         Assignments, Successors, and No Third Party Rights. Except as otherwise provided in Section 6.08(f), neither Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and (a) any assignment made without such consent shall be void, and (b) in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Except as expressly provided in Section 6.08, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated herein (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence and except as expressly provided in Section 6.08, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.

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12.09         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

12.10         Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

12.11         Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

12.12         Press Release. If any Party wishes to make a press release or other public announcement respecting this Agreement or the Contemplated Transactions, such Party will provide the others with a draft of the press release or other public announcement for review at least three (3) Business Days prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof. Failure to provide comments back to the other Party within two (2) Business Days of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof. Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 12.12. Notwithstanding anything to the contrary in this Section 12.12 (but subject to the next succeeding sentence), no Party shall issue a press release or other public announcement that includes the name of a non-releasing Party or its Affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion). Notwithstanding the foregoing, this Section 12.12 shall not restrict any public announcement, filing or other disclosure (a) required by Legal Requirements (including applicable securities laws) or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) of information that is available to the public on the Execution Date or the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 12.12, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, and (d) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement. This Section 12.12 shall not prevent either Party from recording the Assignment delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets. The covenant set forth in this Section shall terminate two (2) years after the Closing Date.

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12.13         Name Change. As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the name “OneEnergy” and variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

12.14         Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

12.15         Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement. Unless the context otherwise requires, all capitalized terms used in used in the Appendices, Exhibits and Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of business of Seller or required to be disclosed on the Schedules. Each disclosure in the Schedules shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent on its face.

12.16         Confidentiality. From the Execution Date until the date that is two (2) years following the Closing Date if Closing occurs, Seller shall, and shall cause its Affiliates and representatives, to hold this Agreement, all copies of the Records and all other information related to the Assets or this Agreement (collectively, the “Protected Information”) in strict confidence and shall not disclose the Protected Information to any third party without Buyer’s prior written approval. Notwithstanding the foregoing, this Section 12.16 shall not restrict any public announcement, filing or other disclosure (a) required by Legal Requirements (including applicable securities laws) or any standards or rules of any stock exchange to which Seller or any of its Affiliates is subject, (b) of information that is available to the public on the Execution Date or the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 12.16, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, and (d) to the extent that Buyer must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement. This Section 12.16 shall not prevent Seller from (x) complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets or (y) after Closing, making a voluntary disclosure to an appropriate Governmental Body pursuant to an applicable environmental or health and safety voluntary self-disclosure Law or Governmental Body policy.

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If Closing occurs, Buyer shall, and shall cause its Affiliates and representatives, to hold for a period of two (2) years following the applicable date of disclosure, all financial statements and other information provided by Seller pursuant to Section 10.06(b) (collectively, the “Financial Information”) in strict confidence and shall not disclose the Financial Information to any third party without Seller’s prior written approval. Notwithstanding the foregoing, this Section 12.16 shall not restrict any public announcement, filing or other disclosure (a) required by Legal Requirements (including applicable securities laws) or any standards or rules of any stock exchange to which Buyer or any of its Affiliates is subject, (b) of information that is available to the public on the applicable date of disclosure or thereafter becomes available to the public other than as a result of a breach of this Section 12.16, and (c) to the extent that Buyer must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement. This Section 12.16 shall not prevent Buyer from (x) complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets or (y) after Closing, making a voluntary disclosure to an appropriate Governmental Body pursuant to an applicable environmental or health and safety voluntary self-disclosure Law or Governmental Body policy.

12.17         No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, attorney, financing source, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, attorney, financing source, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.  Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 12.17.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

OneEnergy Partners Operating, LLC

By:	/s/ Leo Slootsky
Name:	Leo Slootsky
Title:	Chief Executive Officer

BUYER:

Lilis Energy, Inc.

By:	/s/ Joseph C. Daches
Name:	Joseph C. Daches
Title:	Chief Financial Officer

This Agreement is being executed by Seller Parent for the sole purpose of acknowledging and agreeing to its obligations pursuant to Section 10.06 of this Agreement.

SELLER PARENT:

OneEnergy Partners, LLC

By:	/s/ Leo Slootsky
Name:	Leo Slootsky
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement